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TABLE OF CONTENTS

Ex (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Adept Technology, Inc.
at
$13.00 Net Per Share
by
Hoffman Acquisition Corp.
a wholly-owned subsidiary of
Omron Management Center of America, Inc.
a wholly-owned subsidiary of
OMRON Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, OCTOBER 22, 2015, UNLESS THE OFFER IS EXTENDED.

         The Offer (as defined below) is being made pursuant to an Agreement and Plan of Merger, dated as of September 16, 2015 (the "Merger Agreement"), by and among OMRON Corporation, a Japanese corporation ("OMRON"), Omron Management Center of America, Inc., a Delaware corporation and wholly-owned subsidiary of OMRON ("OMCA"), Hoffman Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of OMCA (the "Purchaser"), and Adept Technology, Inc., a Delaware corporation ("Adept" or the "Company"), under which the Purchaser will be merged with and into Adept (the "Merger") pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL"), with Adept surviving the Merger as a wholly-owned subsidiary of OMCA. The Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (collectively, the "Shares" and each, a "Share"), of Adept at a price of $13.00 per Share, net to the seller in cash, without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

         The board of directors of Adept unanimously: (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Adept and its stockholders, (ii) subject to the terms of the Merger Agreement, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and resolved that the Merger is governed by Section 251(h) of the DGCL, and (iii) resolved to recommend that Adept's stockholders accept the Offer and tender their Shares pursuant to the Offer.

         There is no financing condition to the Offer. The Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, is conditioned on there being validly tendered and not validly withdrawn before the expiration of the Offer that number of Shares that, together with the Shares, if any, then beneficially owned by OMCA or any of its subsidiaries, would represent at least one Share more than 50% of the number of Shares that are then outstanding. The Offer is also subject to the satisfaction of certain other conditions described in this Offer to Purchase, including, among other conditions, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of any approvals or consents required under the antitrust, competition or investment laws of or relating to any jurisdiction other than the United States, and (ii) that the Merger Agreement has not been terminated in accordance with its terms. See Section 14—"Conditions of the Offer."

         Questions and requests for assistance may be directed to Georgeson Inc., the information agent for the Offer, at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the information agent for the Offer. There will be no guaranteed delivery tender procedures in connection with the Offer. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

September 23, 2015

 IMPORTANT

Stockholders desiring to tender Shares must:

  1.
  For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

  •
  contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

  2.
  For Shares that are registered in the stockholder's name and held in book-entry form:

  •
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in Section 3—"Procedure for Tendering Shares");

  •
  if using the Letter of Transmittal, have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal and any other required documents to Computershare Inc. (the "Depositary"), at its address on the back cover of this Offer to Purchase; and

  •
  transfer the Shares through book-entry transfer into the account of the Depositary.

  3.
  For Shares that are registered in the stockholder's name and held as physical certificates:

  •
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

  •
  have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

  •
  deliver the Letter of Transmittal, the certificates for such Shares and any other required documents to the Depositary, at its address on the back cover of this Offer to Purchase.

        For all Shares, the Letter of Transmittal, the certificates for the Shares (if applicable) and any other required documents must be received by the Depositary before the expiration of the Offer. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company, are at the election and risk of the tendering stockholder.

 SUMMARY TERM SHEET

Securities Sought:	All outstanding shares of common stock, par value $0.001 per share, of Adept Technology, Inc.
Price Offered Per Share:	$13.00 net to you in cash, without interest, subject to any withholding of taxes required by applicable law
Scheduled Expiration of Offer:	5:00 P.M., New York City time, on Thursday, October 22, 2015, unless extended
The Purchaser:	Hoffman Acquisition Corp., a wholly-owned subsidiary of Omron Management Center of America, Inc., which is a wholly-owned subsidiary of OMRON Corporation
Adept Board Recommendation:	Adept's board of directors unanimously recommends that you accept the Offer and tender your Shares pursuant to the Offer

        The following are some questions that you, as a stockholder of Adept Technology, Inc. ("Adept" or the "Company"), may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this "Offer to Purchase") and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal, which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer." To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our" or "us" refer to Hoffman Acquisition Corp. (the "Purchaser").

Who is offering to buy my Shares?

        Our name is Hoffman Acquisition Corp. We are a Delaware corporation and a wholly-owned subsidiary of Omron Management Center of America, Inc., a Delaware corporation ("OMCA"), which is a wholly-owned subsidiary of OMRON Corporation, a Japanese corporation ("OMRON"). We were formed in 2015 for the purpose of the transactions contemplated by the Agreement and Plan of Merger, dated as of September 16, 2015, by and among OMRON, OMCA, the Purchaser and Adept (the "Merger Agreement"), including making and completing the Offer and merging with and into Adept (the "Merger") following the acceptance for payment of Shares (as defined below) in the Offer. We have not otherwise conducted any business operations. See the "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning OMRON, OMCA and the Purchaser."

What is the class and amount of securities being sought in the Offer?

        We are offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Adept, which we refer to collectively as the "Shares." See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay and in what form of payment?

        We are offering to pay $13.00, net to you in cash, without interest, which we refer to as the "Offer Price," subject to any withholding of taxes required by applicable law, for each Share tendered and accepted for payment in the Offer. See Section 2—"Acceptance for Payment and Payment for Shares."

What does the board of directors of Adept think of the Offer?

        The Offer is being made pursuant to the Merger Agreement with Adept. The board of directors of Adept unanimously: (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Adept and its stockholders, (ii) subject to the terms of the Merger Agreement, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and resolved that the Merger is governed by Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL"), and (iii) resolved to recommend that Adept's stockholders accept the Offer and tender their Shares pursuant to the Offer. See the "Introduction" to this Offer to Purchase and Section 11—"Background of the Offer; Past Contacts, Negotiations and Transactions."

Have any Adept stockholders agreed to tender their Shares?

        Yes. All of the members of Adept's board of directors and executive officers, as well as Hale Capital Management, LP and certain of its affiliates, entered into tender and support agreements (each, a "Tender Agreement") with OMCA and the Purchaser, pursuant to which each such stockholder agreed, among other things, to tender the Shares beneficially owned by them in the Offer. These stockholders may withdraw their Shares from the Offer if the Merger Agreement is terminated in accordance with its terms, the Offer is terminated, withdrawn or has expired or the Tender Agreement is terminated in accordance with its terms, in each case prior to the acceptance for payment of Shares in the Offer. The stockholders party to the Tender Agreements collectively hold and agreed to tender pursuant to the Offer 1,357,264 Shares, representing approximately 9.30% of the Shares outstanding on September 21, 2015. See the "Introduction" to this Offer to Purchase and Section 13—"The Merger Agreement; Other Agreements."

What is the market value of my Shares as of a recent date?

        On September 15, 2015, the last full trading day before we announced the Merger Agreement, the NASDAQ official closing price of Adept's common stock, traded on the NASDAQ Capital Market ("NASDAQ"), was $7.975 per Share. On September 22, 2015, the last full trading day before commencement of the Offer, the NASDAQ official closing price of Adept's common stock was $12.94 per Share. We advise you to obtain a recent quotation for Adept's common stock in deciding whether to tender your Shares. See Section 6—"Price Range of the Shares; Dividends on the Shares."

Will I have to pay any fees or commissions?

        If you are the record owner of your Shares and you tender your Shares pursuant to the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, your broker or nominee may charge you a fee for tendering Shares on your behalf. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. We have sufficient funds, including the receipt of funds from OMCA and/or OMRON, to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger that is expected to follow the Offer. OMCA and OMRON intend to fund amounts required in connection with the Offer and the Merger out of their available cash and cash equivalents on hand. The Offer is not subject to any financing condition. See Section 10—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

        We do not believe that our financial condition is relevant to your decision to tender Shares in the Offer because the Offer is being made for all outstanding Shares, the form of payment consists solely of cash, and the Offer is not subject to any financing condition. We have sufficient funds, including the receipt of funds from OMCA and/or OMRON, to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger that is expected to follow the Offer. See Section 10—"Source and Amount of Funds."

What is the "Minimum Condition" to the Offer?

        We are not obligated to purchase any Shares in the Offer unless there has been validly tendered and not validly withdrawn before the expiration of the Offer that number of Shares that, together with the Shares, if any, then beneficially owned by OMCA or any of its subsidiaries, would represent at least one Share more than 50% of the number of Shares that are then outstanding. We refer to this condition as the "Minimum Condition."

What are the most significant conditions to the Offer other than the Minimum Condition?

        In addition to the Minimum Condition, we are not obligated to purchase Shares that are validly tendered in the Offer unless, among other things:

  •
  the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, has expired or been terminated, and all approvals or consents required under the antitrust, competition or investment laws of or relating to any jurisdiction other than the United States have been granted or provided (collectively, the "Antitrust Condition");

  •
  no governmental entity or court of competent jurisdiction has issued an order, decree, injunction or ruling that is continuing in effect or taken any other action (whether temporary, preliminary or permanent in nature) restraining, enjoining, making illegal or otherwise prohibiting the Offer, the Merger or the other transactions contemplated by the Merger Agreement; provided that we will nonetheless be obligated to purchase the Shares if any of OMRON, OMCA or the Purchaser has committed a willful and material breach of its obligations set forth in the Merger Agreement to contest, appeal or seek to have removed such order, decree, injunction, ruling or other action;

  •
  no law has been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that is continuing in effect and that, in any such case, prohibits or makes illegal the making of the Offer, the acceptance for payment of any Shares by OMCA, the Purchaser or any other affiliate of OMCA, or the consummation of the Merger;

  •
  since September 16, 2015, there has not occurred any event, change, circumstance, occurrence or effect (or combination thereof) that is continuing and that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in Section 13—"Merger Agreement; Other Agreements");

  •
  Adept has not breached or failed to comply in any material respect with its obligations, covenants or agreements under the Merger Agreement and if any such breach or failure has occurred, Adept has not cured such breach or failure;

  •
  the representations and warranties of Adept in the Merger Agreement are true and correct as of the expiration of the Offer, except as would not have a Material Adverse Effect (as defined in Section 13—"Merger Agreement; Other Agreements"), or in certain cases, as is immaterial in nature and amount; and

  •
  the Merger Agreement has not been terminated in accordance with its terms.

        The Offer is also subject to other conditions. See Section 14—"Conditions of the Offer."

How long do I have to decide whether to tender in the Offer?

        Unless we extend the expiration of the Offer, you will have until 5:00 P.M., New York City time, on Thursday, October 22, 2015, to tender your Shares into in the Offer. There will be no guaranteed delivery tender procedures in connection with the Offer. See Section 1—"Terms of the Offer" and Section 3—"Procedure for Tendering Shares."

Can the Offer be extended and under what circumstances?

        Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. If on the applicable expiration date of the Offer, any of the conditions to the Offer have not been satisfied or waived, we have agreed to extend the Offer for successive periods of up to 10 business days each to permit the satisfaction of the conditions, except that we are not required to extend the Offer beyond the applicable Outside Date (as defined below). Either OMCA or Adept may terminate the Merger Agreement if the Offer has not yet been completed on or prior to January 14, 2016 (the "Outside Date"), except that if on January 14, 2016 all of the conditions to the Offer have been satisfied or waived other than the Antitrust Condition and those conditions that by their nature are to be satisfied at the expiration date of the Offer, then the Outside Date will be extended for an additional 60 days, to March 14, 2016 (and such date will be the new Outside Date). In addition, we have agreed to extend the Offer for any period or periods required by applicable law, interpretation or position of the Securities and Exchange Commission (or its staff) (the "SEC") or NASDAQ.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform Computershare Inc., the depositary for the Offer (the "Depositary"), and notify you by making a public announcement of the extension before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer."

Will you provide a subsequent offering period?

        No. We will not provide a subsequent offering period following the acceptance of Shares for purchase in the Offer.

How do I tender my Shares in the Offer?

        To tender your Shares held as physical certificates, you must deliver the certificates representing your Shares, together with the Letter of Transmittal, properly completed, to the Depositary before the Offer expires.

        If your Shares are held in the name of a broker, dealer, commercial bank, trust company or other nominee, your Shares can be tendered by your nominee through the Depositary.

        See Section 3—"Procedure for Tendering Shares."

Can holders of vested stock options participate in the tender offer?

        The Offer is only for Shares and not for any options to acquire Shares. If you hold vested but unexercised stock options and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable Adept equity plan and tender the Shares received upon exercise pursuant to the Offer. See Section 3—"Procedure for Tendering Shares." Each stock option, whether vested or unvested, that is outstanding and unexercised immediately before the Purchaser's acceptance of Shares for payment in the Offer will be canceled in exchange for a cash payment equal to the amount by which the Offer Price exceeds the per share exercise price of such option (except for options for which the exercise price is equal to or greater than the Offer Price, which will be canceled for no consideration), without interest, subject to any tax withholding required by applicable law. See Section 13—"The Merger Agreement; Other Agreements." Holders of options are encouraged to consult their own tax advisors with respect to the tax consequences of exercising or not exercising their options in connection with the Offer and the Merger.

Can holders of vested restricted stock units participate in the tender offer?

        The Offer is only for Shares and not for any restricted stock units for Shares. If you hold vested but unsettled restricted stock units and you wish to participate in the Offer, your restricted stock units must be settled in accordance with the terms of the applicable Adept equity plan and tender the Shares received upon exercise pursuant to the Offer. See Section 3—"Procedure for Tendering Shares." Each restricted stock unit, whether vested or unvested, that is outstanding and unexercised immediately before the Purchaser's acceptance of Shares for payment in the Offer will be canceled in exchange for a cash payment equal to the product of (i) the Merger Consideration (which is the same as the Offer Price) and (ii) the number of Shares subject to the vested or earned portion of such restricted stock unit, such vested or earned portion determined in accordance with the terms and conditions of such restricted stock unit, including Adept's change in control plan, to the extent applicable, or, in the case of restricted stock units earned on the basis of the price of a Share, to the extent the Merger Consideration results in such restricted stock unit becoming earned, without interest, subject to any tax withholding required by applicable law. See Section 13—"The Merger Agreement; Other Agreements." Holders of restricted stock units are encouraged to consult their own tax advisors with respect to the tax consequences of exercising or not exercising their restricted stock units in connection with the Offer and the Merger.

If I accept the Offer, how will I get paid?

        If the conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments, subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment. See Section 2—"Acceptance for Payment and Payment for Shares" and Section 3—"Procedure for Tendering Shares."

How do I withdraw previously tendered Shares?

        To withdraw your Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 4—"Withdrawal Rights."

Until what time may I withdraw Shares that I have tendered?

        If you tender your Shares, you may withdraw them at any time until the Offer has expired. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights."

If the Offer is completed, will Adept continue as a public company?

        If the Offer is completed, we will complete the Merger pursuant to Section 251(h) of the DGCL as soon as practicable following our acceptance for payment of Shares in the Offer. After completion of the Merger, OMCA will own all of the outstanding capital stock of Adept, and Adept will no longer be a public company. See Section 7—"Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations."

Will the Offer be followed by a Merger if all Shares are not tendered in the Offer?

        The Minimum Condition requires that we acquire that number of Shares that, together with the Shares, if any, then beneficially owned by OMCA or any of its subsidiaries, would represent at least one Share more than 50% of the number of Shares that are then outstanding. If the Minimum Condition is satisfied (and each of the other conditions to the Offer is satisfied or waived), we will complete the Merger without a vote of the stockholders of Adept pursuant to Section 251(h) of the DGCL as soon as practicable following our acceptance for payment of Shares in the Offer. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for payment in the Offer, and we will not complete the Merger.

If I decide not to tender, how will the Offer affect my Shares?

        If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be canceled. Unless you properly demand appraisal of your Shares under Section 262 of the DGCL, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer. Accordingly, if the Merger takes place, the difference to you between tendering your Shares and not tendering your Shares in the Offer is that if you tender your Shares in the Offer, you may be paid earlier (depending on whether your Shares are certificated) and you will not have any right to appraisal under Section 262 of the DGCL. Subject to the fulfillment of the conditions applicable to the Merger, we intend to complete the Merger as soon as practicable following the acceptance for payment of Shares in the Offer. See Section 7—"Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations."

Who can I talk to if I have questions about the Offer?

        You may call Georgeson Inc., the information agent for the Offer, at (800) 561-3947 (toll free). See the back cover of this Offer to Purchase for additional information on how to contact our information agent.

To the Holders of Adept Shares:

INTRODUCTION

        Hoffman Acquisition Corp., a Delaware corporation (the "Purchaser") and wholly-owned subsidiary of Omron Management Center of America, Inc., a Delaware corporation ("OMCA"), which is a wholly-owned subsidiary of OMRON Corporation, a Japanese corporation ("OMRON"), is making an offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Adept Technology, Inc., a Delaware corporation ("Adept" or the "Company"), at a price of $13.00 per Share, net to the seller in cash, without interest (the "Offer Price"), subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 16, 2015 (the "Merger Agreement"), by and among OMRON, OMCA, the Purchaser and Adept. Pursuant to the Merger Agreement, as soon as practicable after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), the Purchaser will be merged with and into Adept without a vote of the stockholders of Adept in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL"), with Adept surviving the Merger as a wholly-owned subsidiary of OMCA (the "Merger"). At the effective time of the Merger, each Share then issued and outstanding (other than (i) Shares held in the treasury of Adept or owned, directly or indirectly, by OMCA or the Purchaser immediately prior to the effective time of the Merger, which shall automatically be canceled for no consideration, and (ii) Shares owned by Adept's stockholders who are entitled to demand and properly demand appraisal of such Shares pursuant to Section 262 of the DGCL) will be converted automatically into, and thereafter represent the right to receive, the Offer Price, without interest (the "Merger Consideration"), subject to any withholding of taxes required by applicable law.

        The board of directors of Adept unanimously: (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Adept and its stockholders, (ii) subject to the terms of the Merger Agreement, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and resolved that the Merger is governed by Section 251(h) of the DGCL, and (iii) resolved to recommend that Adept's stockholders accept the Offer and tender their Shares pursuant to the Offer.

        There is no financing condition to the Offer. The Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, is conditioned on there being validly tendered and not validly withdrawn before the expiration of the Offer, that number of Shares that, together with the Shares, if any, then beneficially owned by OMCA or any of its subsidiaries, would represent at least one Share more than 50% of the number of Shares that are then outstanding (the "Minimum Condition"). The Offer is also subject to the satisfaction of certain other conditions described in this Offer to Purchase, including, among other conditions, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the "HSR Act"), and the receipt of any approvals or consents required under the antitrust, competition or investment laws of or relating to any jurisdiction other than the United States (which we refer to as the "Foreign Antitrust Laws") (collectively, the "Antitrust Condition"), and (ii) that the Merger Agreement has not been terminated in accordance with its terms. See Section 14—"Conditions of the Offer."

        Adept has informed the Purchaser that, as of the close of business on September 21, 2015, 14,614,358 Shares were issued and outstanding. Based upon the foregoing, as of the close of business on September 21, 2015, the Minimum Condition would be satisfied if 7,307,180 Shares were validly tendered and not validly withdrawn pursuant to the Offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment the Shares tendered pursuant to the Offer, the Merger will be effected, without a vote of Adept's stockholders, pursuant to Section 251(h) of the DGCL. See Section 12—"Purpose of the Offer; Plans for Adept; Other Matters" and Section 13—"The Merger Agreement; Other Agreements."

        All of the members of Adept's board of directors and executive officers, as well as Hale Capital Management, LP and certain of its affiliates, entered into a tender and support agreement (each, a "Tender Agreement"), dated as of September 16, 2015, with OMCA and the Purchaser, pursuant to which each such stockholder agreed, among other things, to tender the Shares beneficially owned by them in the Offer. These stockholders may withdraw their Shares from the Offer if the Merger Agreement is terminated in accordance with its terms, the Offer is terminated, withdrawn or has expired or the Tender Agreement is terminated in accordance with its terms, in each case prior to the acceptance for payment of Shares in the Offer. Pursuant to the Tender Agreements, the stockholders party thereto collectively hold and agreed to tender 1,357,264 Shares, or approximately 9.30% of the Shares outstanding on September 21, 2015. See Section 13—"The Merger Agreement; Other Agreements."

        The material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5—"Material U.S. Federal Income Tax Consequences."

        The Offer is made only for Shares and is not made for any options to acquire Shares or any restricted stock units for Shares. Holders of vested but unexercised stock options and/or unsettled restricted stock units may exercise such options or settle such restricted stock units in accordance with the terms of the applicable Adept equity plan and tender some or all of the Shares issued upon such exercise or settlement. The tax consequences to holders of options and/or restricted stock units of exercising those securities are not described under Section 5—"Material U.S. Federal Income Tax Consequences." Holders of options and/or restricted stock units are encouraged to consult their own tax advisors with respect to the tax consequences of exercising or not exercising their options and/or restricted stock units in connection with the Offer or the Merger.

        Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer by Computershare Inc., which is acting as the depositary for the Offer (the "Depositary"), and Georgeson Inc., which is acting as the information agent for the Offer (the "Information Agent"). See Section 16—"Fees and Expenses."

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

 THE OFFER

1.  Terms of the Offer

        Subject to the terms of the Offer and the Merger Agreement and the satisfaction of all of the conditions of the Offer, the Purchaser will accept for payment (the time of such acceptance is referred to herein as the "Acceptance Time") and thereafter pay the Offer Price, subject to any withholding of taxes required by applicable law, for all Shares validly tendered before the Expiration Date (as defined below) and not validly withdrawn in accordance with Section 4—"Withdrawal Rights." The term "Expiration Date" means 5:00 P.M., New York City time, on Thursday, October 22, 2015, unless and until, in accordance with the terms of the Merger Agreement and applicable law, the Purchaser extends the period of time that the Offer is open, in which case the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, expires.

        Subject to the terms of the Merger Agreement and applicable law, the Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing the extension by issuing a press release no later than 9:00 a.m., New York City time, on the first business day following the Expiration Date. The Purchaser is required by the Merger Agreement to extend the Offer:

  •
  for successive periods of up to 10 business days each until and including January 14, 2016 (the "Outside Date"), if, at the Expiration Date, any of the conditions of the Offer have not been satisfied or waived; which date will be extended to March 14, 2016 if all of the conditions to the Offer have been satisfied or waived other than the Antitrust Condition (as defined below in Section 14—"Conditions of the Offer") and those conditions that by their nature are to be satisfied at the Expiration Date; and

  •
  for any period or periods required by applicable law, interpretation or position of the SEC or NASDAQ.

        The Purchaser is not required to extend the Offer beyond the applicable Outside Date.

        Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of the Offer or any delay in paying for the Shares.

        If, at the Expiration Date, all of the conditions of the Offer have been satisfied or waived, we will accept for payment and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date or as soon as practicable following the valid tender thereof. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, OMRON, OMCA, the Purchaser and Adept will cause the Merger to become effective as soon as practicable after the Acceptance Time, without a vote of the stockholders of Adept, in accordance with Section 251(h) of the DGCL.

        There is no financing condition to the Offer. The Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, is conditioned on there being validly tendered and not validly withdrawn before the Expiration Date, that number of Shares that, together with the Shares, if any, then beneficially owned by OMCA or any of its subsidiaries, would represent at least one Share more than 50% of the number of Shares that are then outstanding. The Offer is also subject to the satisfaction of other conditions, including the Antitrust Condition and the condition that the Merger Agreement has not been terminated in accordance with its terms. See Section 14—"Conditions of the Offer."

        Subject to the terms of the Merger Agreement, OMCA and we may, at any time and from time to time before the Expiration Date, increase the Offer Price, waive any condition to the Offer or modify any of the other terms or conditions of the Offer, except that, unless otherwise provided in the Merger Agreement, OMCA and we may not, without the consent of Adept:

  •
  reduce the Offer Price;

  •
  change the form of consideration payable in the Offer (other than by adding consideration);

  •
  reduce the number of Shares subject to the Offer;

  •
  add to the Offer conditions;

  •
  waive or change the Minimum Condition;

  •
  impose conditions to the Purchaser's obligation to consummate the Offer in addition to the conditions described in Section 14—"Conditions of the Offer;"

  •
  except as required or permitted by the Merger Agreement, extend or otherwise change the Expiration Date; or

  •
  amend or modify the conditions to the Offer described in Section 14—"Conditions of the Offer" or any term of the Offer in a manner that is, or would reasonably be expected to be, adverse to the holders of Shares.

        Subject to the Purchaser's obligation to extend the Offer as described above, if by the Expiration Date, any of the conditions of the Offer have not been satisfied or waived, the Purchaser may, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC:

  •
  terminate the Offer, not accept for payment or pay for any Shares and promptly return all tendered Shares to tendering stockholders;

  •
  waive, to the extent permitted by applicable law, any of the unsatisfied conditions of the Offer (other than the Minimum Condition) and, subject to complying with the rules and regulations of the SEC applicable to the Offer, accept for payment and pay for all Shares validly tendered and not validly withdrawn before the Expiration Date;

  •
  extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

  •
  amend certain provisions or make certain modifications to the Offer.

        If the Purchaser extends the Offer, or if the Purchaser is delayed in its payment for Shares or is unable to pay for Shares in the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer and subject to applicable law and the rules and regulations of the SEC, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights." The ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.

        Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC. Any public announcement of an extension of the Offer will be issued no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes to the Offer be promptly disseminated to Adept's stockholders). Without limiting the obligation of the Purchaser under these rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release.

        If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will file an amendment to the Tender Offer Statement filed with the SEC on Schedule TO with respect to the Offer, disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC's view is that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders. A change in price or a change in percentage of securities sought, or any material changes made with respect to information not materially less significant than price or percentage of securities sought, generally requires that an offer remain open for a minimum of 10 business days from the date the change is first published, sent or given to security holders. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the Expiration Date equals or exceeds the minimum extension period that would be required because of the change. As used in this Offer to Purchase (other than in Section 13—"The Merger Agreement; Other Agreements"), "business day" has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

        Adept has agreed to provide the Purchaser with Adept's stockholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of the Purchaser to record holders of Shares and will be furnished by or on behalf of the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Adept's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  Acceptance for Payment and Payment for Shares

        Subject to the terms of the Offer and the Merger Agreement and the satisfaction of all of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) as described in Section 1—"Terms of the Offer," the Purchaser will accept for payment and thereafter pay for all Shares validly tendered before the Expiration Date and not validly withdrawn in accordance with Section 4—"Withdrawal Rights." For a description of our rights and obligations to extend or amend the Offer, or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment or payment for Shares, see Section 1—"Terms of the Offer."

        In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

  •
  the certificates for the Shares, together with a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees; or

  •
  in the case of a transfer effected under the book-entry transfer procedures described in Section 3—"Procedure for Tendering Shares," a Book-Entry Confirmation (as defined below) and either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message as described in Section 3—"Procedure for Tendering Shares;" and

  •
  any other documents required by the Letter of Transmittal.

        The Offer Price paid to any stockholder for Shares tendered in the Offer will be the highest per Share consideration paid to any other stockholder for Shares tendered in the Offer.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

        If any tendered Shares are not accepted for payment for any reason, certificates representing unpurchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below), according to the procedures set forth in Section 3—"Procedure for Tendering Shares," the Depositary will notify the Book-Entry Transfer Facility of the Purchaser's decision not to accept the Shares and the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.

        If the Purchaser is delayed in its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares in the Offer, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4—"Withdrawal Rights."

        Subject to Adept's consent, the Purchaser reserves the right to transfer or assign its rights and obligations under the Merger Agreement, including the right to purchase Shares tendered in the Offer, to one or more direct or indirect subsidiaries of OMRON, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment in the Offer.

3.  Procedure for Tendering Shares

        Valid Tender of Shares.    A stockholder must follow one of the following procedures to validly tender Shares in the Offer:

  •
  for Shares held as physical certificates, the certificates for tendered Shares, a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or before the Expiration Date; or

  •
  for Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, if applicable, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under "—Book-Entry Transfer of Shares Held Through the Book-Entry Transfer Facility" and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case, on or before the Expiration Date.

        Book-Entry Transfer of Shares Held Through the Book-Entry Transfer Facility.    The Depositary has agreed to establish an account or accounts with respect to the Shares at the Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or before the Expiration Date for a valid tender of Shares by book-entry transfer. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation."

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The term "Agent's Message" means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        Signature Guarantee.    No signature guarantee is required on the Letter of Transmittal, if:

  •
  the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

  •
  Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions").

        In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holder(s) appear on the Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

        Appointment as Proxy.    By executing the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint the designees of the Purchaser as such stockholder's agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Adept's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Adept stockholders.

        Stock Options and Restricted Stock Units.    The Offer is made only for Shares and is not made for any options to acquire Shares and/or restricted stock units for Shares. Holders of vested but unexercised stock options and/or unsettled restricted stock units may participate in the Offer only if they first exercise their options and/or settle their restricted stock units in accordance with and subject to the terms of the applicable Adept equity plan and tender some or all of the Shares issued upon such exercise or settlement. Any such exercise or settlement should be completed sufficiently in advance of the Expiration Date to ensure that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. Holders of options and restricted stock units should consult their tax advisors with respect to the tax consequences of exercising or not exercising their options and/or settling or not settling their restricted stock units in connection with the Offer or the Merger.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal or other required documents and as to the proper form for transfer of any certificate of Shares, will be resolved by the Purchaser. The Purchaser reserves the right to reject any or all tenders determined by it not in proper or complete form or to waive any irregularities or conditions. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, OMCA,

OMRON, the Depositary, the Information Agent, Adept or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

        Backup Withholding.    To avoid backup withholding of U.S. federal income tax on payments for Shares made in the Offer, each tendering U.S. holder should complete and return the IRS Form W-9 included in the Letter of Transmittal. Tendering non-U.S. holders should complete and submit the applicable IRS Form W-8, which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms "U.S. holder" and "non-U.S. holder" and a more detailed discussion of backup withholding, see Section 5—"Material U.S. Federal Income Tax Consequences."

        Tender Constitutes Binding Agreement.    The Purchaser's acceptance for payment of Shares validly tendered according to any of the procedures described above and in the instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4.  Withdrawal Rights

        Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable.

        Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before 5:00 P.M., New York City time, on or before the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after November 22, 2015, which is the 60th day after the date of the Offer, unless, prior to that date, the Purchaser has accepted for payment the Shares tendered in the Offer.

        For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer of Shares held through the Book-Entry Transfer Facility as set forth in Section 3—"Procedure for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares validly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3—"Procedure for Tendering Shares" at any time on or before the Expiration Date.

        All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be resolved by the Purchaser. The Purchaser reserves the right to reject all notices of withdrawal determined not to be in proper or complete form or to waive any irregularities or conditions. No notice of withdrawal will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, OMCA, OMRON, the Depositary, the Information Agent, Adept or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        The method for delivery of any documents related to a withdrawal is at the election and risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.  Material U.S. Federal Income Tax Consequences

        This Section 5 discusses the material U.S. federal income tax consequences, to U.S. holders and to non-U.S. holders (each as defined below), of the disposition in the Offer or the Merger of Shares other than Shares received pursuant to the exercise of any employee stock option or restricted stock unit or otherwise granted in compensatory arrangements (referred to in this Section 5 as "Non-Compensatory Shares"). This discussion does not address the tax consequences of the Offer or the Merger to holders of Shares received in compensatory arrangements. Holders of Shares received in compensatory arrangements are urged to consult their tax advisors with respect to the U.S. federal tax consequences of the Offer or the Merger, as well as any tax consequences arising under any state, local or foreign tax laws.

        This discussion does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of Non-Compensatory Shares. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences of the Offer or the Merger. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Offer or the Merger.

        This discussion is limited to U.S. holders and non-U.S. holders who own Non-Compensatory Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder's particular circumstances, including any alternative minimum tax consequences or the impact of the Medicare contribution tax on net investment income. In addition, it does not address the U.S. federal income tax consequences to holders subject to special rules, including, without limitation:

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  U.S. expatriates and former citizens or long-term residents of the United States;

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  U.S. holders whose functional currency is not the U.S. dollar;

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  persons holding Non-Compensatory Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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  banks, insurance companies, and other financial institutions;

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  real estate investment trusts and regulated investment companies;

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  brokers, dealers or traders in securities;

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  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

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  "S corporations," partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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  tax-exempt organizations or governmental organizations;

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  persons deemed to sell Non-Compensatory Shares under the constructive sale provisions of the Code;

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  persons who hold or receive our Shares pursuant to the exercise of any employee stock option or otherwise as compensation; and

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  tax-qualified retirement plans.

        This discussion also does not address the U.S. federal income tax consequence to holders of Non-Compensatory Shares who exercise the right of appraisal in connection with the Merger under the DGCL.

        If an entity classified for U.S. federal income tax purposes as a partnership or as a "disregarded entity" holds Non-Compensatory Shares, the tax treatment of a member of the entity will depend on the status of the member and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, are not addressed in this discussion. Any entity that is classified for U.S. federal income tax purposes as a partnership or as a "disregarded entity" and that owns Non-Compensatory Shares, and any members of such an entity, are encouraged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer or the Merger to them.

        HOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER OR THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

  Tax Consequences to U.S. Holders

        Definition of a U.S. Holder.    For purposes of this discussion, a "U.S. holder" is any beneficial owner of Non-Compensatory Shares that for U.S. federal income tax purposes is or is treated as:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, or its otherwise treated for U.S. federal income tax purposes as a domestic corporation;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a "United States person" for U.S. federal income tax purposes.

        Disposition of Non-Compensatory Shares in the Offer or the Merger.    A U.S. holder will recognize gain or loss on the disposition of its Non-Compensatory Shares in the Offer or the Merger. Gain or loss must be calculated separately for each block of Non-Compensatory Shares (that is, Non-Compensatory Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger. The amount of gain or loss realized with respect to each block of Non-Compensatory Shares generally will equal the difference between the amount of cash received for the Non-Compensatory Shares and the U.S. holder's adjusted tax basis in the Non-Compensatory Shares. A U.S. holder's adjusted tax basis in a Non-Compensatory Share generally will be equal to the amount the U.S. holder paid for the Non-Compensatory Share. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the Non-Compensatory Share for more than one year on the disposition date. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

        Information Reporting and Backup Withholding.    A U.S. holder may be subject to information reporting and backup withholding in connection with the disposition of Non-Compensatory Shares in the Offer or the Merger. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

  •
  fails to furnish the holder's taxpayer identification number, which for an individual is ordinarily his or her social security number;

  •
  furnishes an incorrect taxpayer identification number; or

  •
  fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

        Backup withholding will also apply if the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders are encouraged to consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

  Tax Consequences to Non-U.S. Holders

        Definition of a Non-U.S. Holder.    For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of Non-Compensatory Shares (other than an entity that is classified for U.S. federal income tax purposes as a partnership or as a "disregarded entity") that is not a U.S. holder.

        Disposition of Shares in the Offer or the Merger.    A non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on the disposition of Non-Compensatory Shares in the Offer or the Merger unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  the Non-Compensatory Shares constitute U.S. real property interests ("USRPIs") by reason of Adept's status as a "United States real property holding corporation" ("USRPHC") at any time during the shorter of (i) the five-year period ending at the time of the disposition, or (ii) the non-U.S. holder's holding period in the Non-Compensatory Shares.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax, which is imposed at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits, subject to certain adjustments.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower applicable treaty rate), which may be offset by U.S. source capital losses of the

non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, we believe that Adept has not been and will not be a USRPHC at any time during the five-year period ending at the time of any disposition of Shares in the Offer or the Merger, although there can be no assurance regarding this issue. The determination of whether Adept is a USRPHC depends on the fair market value of the USRPIs owned by Adept as compared to the fair market value of Adept's non-U.S. real property interests and other business assets. Even if Adept is or has been a USRPHC, however, any gain realized by a non-U.S. holder on the disposition of Non-Compensatory Shares in the Offer or the Merger will not be subject to U.S. federal income tax if the Shares are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of the outstanding Shares throughout the shorter of the five-year period ending on the disposition date or the non-U.S. holder's holding period. Non-U.S. holders owning (actually or constructively) more than 5% of the Shares are encouraged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer or the Merger.

        Non-U.S. holders are also encouraged to consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

        Information Reporting and Backup Withholding.    Payments made to non-U.S. holders in the Offer or the Merger may be subject to information reporting and backup withholding. Non-U.S. holders generally can avoid backup withholding by providing the person that otherwise would be required to withhold U.S. tax with a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or a suitable substitute form) certifying that the non-U.S. holder is not a United States person, or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may also be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

6.  Price Range of the Shares; Dividends on the Shares

        The Shares are listed and traded on NASDAQ under the symbol "ADEP." The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on NASDAQ, based on published financial sources.

	High	Low
Fiscal Year Ended June 30, 2014
First Quarter	$7.50	$3.11
Second Quarter	$17.00	$6.53
Third Quarter	$21.90	$14.37
Fourth Quarter	$21.27	$9.78
Fiscal Year Ending June 30, 2015
First Quarter	$11.88	$7.26
Second Quarter	$9.50	$6.40
Third Quarter	$9.90	$5.76
Fourth Quarter	$7.49	$5.30
Fiscal Year Ending June 30, 2016
First Quarter (through September 22, 2015)	$12.95	$6.02

        On September 15, 2015, the last full trading day before public announcement of the Merger Agreement, the NASDAQ official closing price of Adept's common stock was $7.975 per Share. On September 22, 2015, the last full trading day before commencement of the Offer, the NASDAQ official closing price of Adept's common stock was $12.94 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

        As of the fiscal year ending June 30, 2015, Adept had never declared or paid any cash dividends on its capital stock. Adept is party to a revolving loan agreement that provides that Adept may not declare or pay any dividend with respect to its capital stock. The Merger Agreement provides that, without OMCA's prior written consent, from the date of the Merger Agreement until the Merger becomes effective with the Secretary of State of Delaware, Adept may not declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a wholly-owned subsidiary of Adept to Adept or to another wholly-owned subsidiary of Adept). Accordingly, Adept is not expected to declare or pay any quarterly cash dividends during the pendency of the Merger Agreement or prior to completion of the Offer and the Merger.

7.  Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations

        Market for the Shares.    If the Offer is successful, there will be no market for the Shares because the Purchaser intends to consummate the Merger as soon as practicable following the acceptance for payment of Shares in the Offer.

        NASDAQ Listing.    The Shares are currently listed on NASDAQ. Immediately following the completion of the Merger (which is expected to occur as soon as practicable following the completion of the Offer), the Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder will be OMCA. NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the completion of the Merger, we intend and will cause the surviving corporation to delist the Shares from NASDAQ.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares in the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Adept to its stockholders and would make certain provisions of the Exchange Act no longer applicable to Adept, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement to furnish an annual report to stockholders. Furthermore, the ability of "affiliates" of Adept and persons holding "restricted securities" of Adept to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, could be impaired or eliminated. We expect Adept will apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

8.  Certain Information Concerning Adept

        Adept.    Adept is a Delaware corporation. According to its Annual Report on Form 10-K for the year ended June 30, 2015, Adept is a global, robotics-based automation supplier. Through its integrated offerings of both industrial and mobile robots, Adept helps its customers improve the speed, quality and efficiency of their production environments. Adept designs and manufactures industrial (fixed) and mobile robots along with a complementary suite of control and vision systems and software, which are used for assembly, packaging, handling, testing and logistics applications in both fixed repetitive and unstructured environments. Adept offers these products to its customers along with a broad range of service and support options. Adept products are sold to systems integrators, distributors, original equipment manufacturer partners and end-user companies.

        Adept's legal name as specified in its certificate of incorporation is Adept Technology, Inc. Adept's principal executive office is located at 5960 Inglewood Drive, Pleasanton, California 94588. The telephone number of Adept at that office is (925) 245-3400. Additionally, Adept maintains a second facility in Pleasanton, California, as well as facilities in San Ramon, California; Amherst, New Hampshire; Cincinnati, Ohio; Annecy, France; Dortmund, Germany; Shanghai, China; and Singapore.

        Available Information.    Adept is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Adept's directors and officers, their remuneration, options and restricted stock units granted to them, the principal holders of Adept's securities and material interests of such persons in transactions with Adept is required to be disclosed in proxy statements distributed to Adept's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to Adept that has been filed via the EDGAR system.

        Financial Projections.    Before entering into the Merger Agreement, representatives of OMRON, OMCA and the Purchaser conducted a due diligence review of Adept, and in connection with this review, Adept furnished to OMRON, OMCA and the Purchaser non-public projections prepared by Adept management concerning Adept's projected financial performance. The following is a summary of the projections furnished to OMRON, OMCA and the Purchaser by Adept, together with a number of important assumptions, limitations and qualifications with respect thereto.

        OMRON, OMCA and the Purchaser did not rely upon the projections furnished by Adept for purposes of their analysis of Adept. Accordingly, the inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of OMRON, OMCA or the Purchaser, or their respective affiliates or representatives, considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of OMRON, OMCA or the Purchaser, or their respective affiliates or representatives, has made or makes any representation regarding the ultimate performance of Adept compared to the information contained in these projections, and none of them undertakes any obligation to update or otherwise revise or reconcile these projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The projections included in this Offer to Purchase are being provided only because they were furnished by Adept to OMRON, OMCA and the Purchaser in connection with the due diligence review of Adept.

        Stockholders are cautioned not to place undue reliance on the projections included in this Offer to Purchase.

        In connection with the evaluation of a possible transaction involving Adept, Adept provided the financial advisors to each of OMRON, OMCA and the Purchaser prospective financial information for the years 2016 through 2020, including (among other things) projected revenues, gross profit and Adjusted EBITDA (the "Projections").

        Adept has advised us that these projections were prepared solely for internal use and were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with the published guidelines of the SEC regarding projections and the use of measures other than generally accepted accounting principles ("GAAP") as applied in the United States, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections or forecasts. The Projections included non-GAAP financial measures under SEC rules, including Adept's adjusted earnings before interest expense, interest income, income taxes, depreciation, amortization and stock compensation expense ("Adjusted EBITDA"). In addition, because non-GAAP financial measures are not determined consistently by all entities, the non-GAAP measures presented in the Projections may not be comparable to similarly titled measures of other companies.

        Neither Adept's independent registered public accounting firm nor any other independent accountants have examined, compiled or otherwise applied procedures to the projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Projections. The Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions, including, but not limited to, those relating to customer demand and industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control. The Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

        The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The Projections also reflect assumptions as to certain business decisions that are subject to change. The Projections cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. None of OMRON, OMCA, the Purchaser, Adept, or any of their respective affiliates or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections described below.

        The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the potential acquisition of Adept by OMRON, OMCA and the Purchaser pursuant to the Offer and the Merger. There can be no assurance that these Projections will be realized or that actual results will not be significantly higher or lower than forecasted. The Projections cover multiple years and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the Projections in this Offer to Purchase should not be relied on as necessarily predictive of actual or future events.

  Income Statement Summary

Unaudited (in millions)	2016E	2017E	2018E	2019E	2020E
Revenue
Mobile	$15.0	$38.3	$65.0	$86.2	$120.5
Fixed and total service	55.0	64.3	77.5	89.2	104.0
Gross Profit	29.4	45.1	62.0	76.7	98.6
Operating Income	(2.4)	2.3	10.8	19.6	34.3
Adjusted EBITDA(1)	(0.2)	5.3	14.0	23.3	38.8
Net Income	(2.6)	1.9	10.3	19.0	33.5

(1)
Earnings before interest, taxes, amortization, depreciation and stock compensation expense.

  Balance Sheet Summary

	As of December 31,
Unaudited (in millions)	2016E	2017E	2018E	2019E	2020E
Cash	$4.6	$2.6	$5.9	$19.0	$43.1
Total Assets	33.8	41.0	57.3	81.8	121.9
Total Liabilities	11.6	15.4	19.6	23.1	27.3
Total Equity	22.1	25.6	37.7	58.7	94.6

  Cash Flow Summary

Unaudited (in millions)	2016E	2017E	2018E	2019E	2020E
Cash Flow from Operations	$(4.1)	$(0.6)	$4.7	$14.9	$26.4
Total Capital Expenditures	(0.6)	(1.2)	(1.4)	(1.8)	(2.2)
Free Cash Flow	(4.7)	(1.8)	3.3	13.1	24.2

        The non-GAAP financial measures included in the Projections in the table above are not calculated in accordance with GAAP. As disclosed in Adept's SEC filings, Adept's management regularly uses supplemental non-GAAP financial measures internally to understand and manage Adept's business. The Company's management believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measures, provide additional insight into the underlying factors and trends affecting both Adept's performance and its cash-generating potential. Following table provides a reconciliation of the non-GAAP financial measures included in the table above to the most comparable projected financial measure calculated in accordance with GAAP.

  GAAP to Non-GAAP Reconciliation

Unaudited (in millions)	2016E	2017E	2018E	2019E	2020E
Reconciliation of Operating Income (GAAP):	$(2.4)	$2.3	$10.8	$19.6	$34.3
Non-GAAP adjustments
Depreciation and amortization	1.2	1.4	1.4	1.7	2.1
Stock Compensation Expense(1)	1.0	1.6	1.8	2.0	2.4
Adjusted EBITDA (non-GAAP)	(0.2)	5.3	14.0	23.3	38.8

(1)
Stock-based compensation expense is calculated in accordance with the fair value recognition provisions of Accounting Standards Codification Topic 718.

9.  Certain Information Concerning OMRON, OMCA and the Purchaser

        OMRON, OMCA and the Purchaser.    OMRON is a Japanese corporation. OMRON is a global leader in the field of automation based on its core technology of sensing and control. OMRON's business fields cover a broad spectrum, ranging from industrial automation and electronic components to automotive electronic components, social infrastructure systems, healthcare and environmental solutions. OMRON's products are used in factory automation equipment, automobiles, mobile devices, health equipment and amusement equipment. OMRON's business can be divided into the following segments: Industrial Automation Business; Electronic and Mechanical Components Business; Automotive Electronic Components Business; Social Systems, Solutions and Service Business; Healthcare Business and Other Businesses. OMRON's principal executive office is located at 801 Minamifudodo-cho, Shiokoji Horikawa, Shimogyo-ku, Kyoto 600-8530, Japan. The telephone number of OMRON at such office is +81-75-344-7000.

        OMCA is a Delaware corporation. OMCA is the holding company for OMRON's operations in North and South America and supports OMRON's businesses located in Canada, the United States, Mexico, Brazil and the remainder of Latin America. In particular, OMCA provides support for the region by providing legal, financial, tax and human resources services. OMCA's legal name as specified in its certificate of incorporation is Omron Management Center of America, Inc. OMCA's principal executive office is located at 2895 Greenspoint Parkway, Suite 100, Hoffman Estates, Illinois 60169. The telephone number of OMCA at such office is (847) 882-2288.

        The Purchaser is a Delaware corporation that was formed in 2015 for the sole purpose of acquiring Adept. Other than in connection with the Merger Agreement or the Offer, since its formation, the Purchaser has not conducted business operations. The sole purpose of the Purchaser is to complete the Offer and the Merger. The Purchaser is a wholly-owned subsidiary of OMCA, and OMCA is a wholly-owned subsidiary of OMRON. Until immediately before the time the Purchaser accepts Shares for payment pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. The Purchaser's legal name as specified in its certificate of incorporation is Hoffman Acquisition Corp. The Purchaser's principal executive offices are located at 2895 Greenspoint Parkway, Suite 100, Hoffman Estates, Illinois 60169. The telephone number of the Purchaser at such office is (847) 882-2288.

        The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of OMRON, OMCA and the Purchaser are listed in Schedule I to this Offer to Purchase.

        During the last five years, none of OMRON, OMCA, the Purchaser or, to the best knowledge of OMRON, OMCA and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase

(i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as described above or in Schedule I hereto, (i) none of OMRON, OMCA, the Purchaser or, to the best knowledge of OMRON, OMCA and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of OMRON, OMCA or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of OMRON, OMCA, the Purchaser or, to the best knowledge of OMRON, OMCA and the Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days.

        Except as set forth in this Offer to Purchase, none of OMRON, OMCA, the Purchaser or, to the best knowledge of OMRON, OMCA and the Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Adept or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between OMRON, OMCA or any of their subsidiaries or, to the best knowledge of OMRON, OMCA and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Adept or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, OMRON, OMCA and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by OMRON, OMCA and the Purchaser with the SEC, may be inspected at the SEC's public reference library at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, N.E., Washington D.C. 20549. The SEC also maintains a website at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information relating to OMRON, OMCA and the Purchaser that has been filed with the SEC via the EDGAR system.

10.  Source and Amount of Funds

        Completion of the Offer is not conditioned upon the Purchaser, OMCA or OMRON obtaining financing. OMCA and the Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $203 million plus any related transaction fees and expenses. The Purchaser will receive these funds from OMCA and/or OMRON. OMCA and OMRON intend to fund amounts required in connection with the Offer and the Merger out of their available cash and cash equivalents on hand.

        Because the only consideration to be paid in the Offer and the Merger is cash, the Offer is to purchase all of the outstanding Shares and there is no financing condition to the completion of the Offer, we do not believe the financial condition of the Purchaser, OMCA or OMRON is material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

11.  Background of the Offer; Past Contacts, Negotiations and Transactions

        The following is a description of material contacts between representatives of OMRON, OMCA and their affiliates and representatives of Adept and other persons that resulted in the execution of the Merger Agreement and commencement of the Offer. For a review of Adept's activities relating to these contacts, please refer to Adept's Schedule 14D-9 being mailed to its stockholders with this Offer to Purchase.

        As part of their ongoing activities and review of the Company's business and financial performance, the board of directors of the Company (the "Board") and the Company's executive team ("Management") regularly evaluate the Company's long-term strategic plan and relationships, including capital raising or other investment transactions, potential strategic alliances or joint ventures, prospects for strategic mergers and acquisitions and other business combinations, as well as its continued operation as an independent company, each with a view toward maximizing stockholder value.

        From time to time over the past several years, the Company received inbound commercial and strategic overtures from global technology and industrial companies, as well as other interested parties. Topics of discussion included strategic alliance or joint venture activities, commercial partnerships, and potential investments in, mergers with, and acquisitions of, the Company. Beginning in October 2014, Management, including Mr. Rob Cain (Chief Executive Officer), Mr. Seth Halio (Chief Financial Officer) and other senior employees, engaged in periodic commercial and strategic discussions with representatives of OMRON, including Mr. Nigel Blakeway, Chief Executive Officer of OMCA. During these discussions, OMCA expressed a possible interest in a commercial partnership, an investment in the Company or an acquisition of the Company. To facilitate these discussions, the Company and Omron Electronics LLC, an affiliate of OMRON and OMCA, entered into a non-disclosure agreement on November 7, 2014. In December 2014, Messrs. Cain and Blakeway met in San Francisco, California to further discuss collaboration opportunities with respect to products, sales and marketing, manufacturing and related matters. The parties continued occasional discussions during the first several months of 2015, including discussions about potential synergies, technology roadmaps, joint development projects, Asia channel strategy, customer cross-selling opportunities and preliminary valuation information.

        During this time, Management informed the Board of the preliminary discussions with OMCA, as well as inquiries regarding strategic opportunities from other parties with similar interests. Although the Board instructed Management that its first priority was to focus on executing the Company's Board-approved strategic business plan, the Board agreed that Management should continue to develop the relationship with OMCA, as well as with other strategic parties. The Board also advised Management that, for parties who expressed interest in acquiring or investing in the Company, information exchange and formal discussions and meetings were to be limited until such parties provided a clear written indication of interest, including a proposed share price that represented a significant premium to the Company's then-current share price. In connection with these preliminary strategic discussions, Mr. Cain consulted with Mooreland Partners LLC ("Mooreland"), the Company's financial advisor since 2009, to assist in screening and evaluating potential strategic alternatives and advise Management and the Board on discussions involving investment or acquisition overtures. The following is a summary of events, meetings and discussions that were relevant to the Board's decision to approve the Merger Agreement and recommend the Offer and the Merger to the Company's stockholders:

        During January 2015 through May 2015, Management continued the dialogue with OMCA, including meetings with OMCA's marketing and technical team, both at the Company and at non-Company locations, and conference calls with Mr. Blakeway and other OMCA senior employees. Discussions included, among other matters, an overview of the Company's financial plan, potential technical collaboration, other product technologies and product portfolio, and exploration of potential synergies with OMCA within the context of an acquisition of the Company. During that time,

Management and representatives of Mooreland also held several conference calls with OMCA and OMRON's investment banking advisory firm, Robert W. Baird & Co. Incorporated ("Baird"), to discuss the Company's financial model and projections.

        Also in February 2015, a representative of Party A (a consortium of potential Chinese buyers) contacted Mr. Hai Chang, Vice President Asia and Strategic Programs for the Company, indicating Party A's interest in forming a strategic partnership or joint venture with the Company. Mooreland later held a series of discussions with Party A, during which Party A confirmed its interest in exploring a strategic alliance with the Company, which could involve either making an equity investment into the Company or acquiring the Company. Party A ultimately requested a meeting with Management during March 2015.

        On March 17, at a regular Management business update conference call with the Board, Mr. Cain provided an update on discussions with OMCA and Party A.

        On March 19, Messrs. Cain, Halio and Chang and representatives from Mooreland held a meeting and dinner with representatives of Party A to discuss Party A's interest in investing in or acquiring the Company. Party A agreed that it would prepare a more specific proposal, including whether for an acquisition or investment, source of funding and execution timeline.

        On March 25, Messrs. Cain, Halio and Chang conducted a follow-up meeting with representatives of Party A, during which Party A expressed its interest in acquiring the Company for a valuation range of $10.00 to $15.00 per share, but without confirmation of its full consortium or source of acquisition financing.

        On March 26 and March 27, Messrs. Cain and Halio and representatives from Mooreland conducted conference calls with Party A to discuss Party A's proposal and certain requirements for Party A to advance in its dialogue with the Company regarding a potential acquisition, including providing information regarding the consortium, its financing sources and ability to complete the proposed transaction. Party A agreed to respond in mid-to-late April with a detailed proposal for an acquisition of the Company.

        On March 31, Mr. Cain attended a breakfast meeting with a representative of another potential interested party, Party B. Mr. Michael P. Kelly (Chairman of the Board) attended by telephone. The discussion focused on the growth of the Company and customer acceptance of mobile robot technologies. The participants reviewed and discussed the Company's most recent earnings call information regarding mobile robot customers, install base and applications. The parties also discussed entering into a confidentiality agreement to facilitate further discussions. Party B indicated it was more interested in mobile robots than in the fixed robot business and would get back to the Company with its interest level regarding a potential transaction.

        On April 6, Messrs. Cain and Blakeway discussed by telephone a possible transaction and business synergies between the Company and OMCA. Messrs. Cain and Blakeway also discussed a timeline for the respective teams to confer and discuss the Company's business plans.

        On April 22, Mr. Halio conducted a conference call with a representative of Party B regarding the status of a proposed confidentiality agreement between the Company and Party B. Subsequently, Party B's legal counsel and the Company's legal counsel, Gibson, Dunn & Crutcher LLP ("Gibson Dunn"), discussed and resolved open items in the confidentiality agreement, and on May 7, 2015, the parties entered into the final confidentiality agreement, which included customary standstill, standstill termination and employee non-solicitation provisions.

        On April 27, Management, including Messrs. Cain and Halio, and representatives from Mooreland met with Party A and its legal and financial advisors. During the meeting, Party A confirmed its earlier proposal to acquire the Company for a valuation range of $10.00 to $15.00 per share. The parties also discussed Party A's financing strategy and transaction structure for a potential acquisition of the Company, scope of due diligence, and timeline and milestones to complete the proposed transaction. Party A's representatives also indicated that Party A had engaged a potential financing source to underwrite the financial obligations of Party A for a potential transaction. During this meeting, the Company and Party A entered into a confidentiality agreement, which included customary standstill, standstill termination and employee non-solicitation provisions.

        On April 28 and April 29, the Board held regular meetings. At the meetings, Management provided the Board with an update on discussions with interested parties, including the preliminary indication of interest received from Party A. Mr. Cain also provided an update on interactions with OMCA, including future meetings expected to be held with OMCA. The Board agreed that Management should continue to explore the opportunities presented in these discussions, including providing selected confidential information to Party A. The Board instructed Management that such confidential information should not include the most sensitive confidential information of the Company, which information was to be provided as discussions progressed and upon further confirmation of Party A's proposal and its financing capabilities. The Board also reiterated that Management's first priority was continued execution of the Company's strategic plan. The Board and Management also discussed the Company's financial needs for execution of its strategic plan and a proposed equity offering prior to the end of fiscal 2015 to fund the Company's execution of its strategic plan and working capital needs.

        On May 6, Messrs. Cain and Halio, representatives from Mooreland and a representative of Gibson Dunn conducted a conference call with Party A and its representatives to discuss project timeline, key milestones and deliverables, alignment on scope of due diligence and a functional work plan. As directed by the Board, Mooreland outlined a three-phased due diligence process whereby the Company would provide increasingly sensitive Company information, provided that Party A demonstrated further evidence of available financing and increased specificity regarding valuation. By the end of phase 1, Party A was to further narrow its initial valuation range; by the end of phase 2, Party A was to again narrow its valuation range and provide further evidence of available financing in the form of an underwriting commitment from a financial sponsor or a formal bank financing commitment letter; during phase 3, the parties would negotiate material terms of the acquisition; and by the end of phase 3, the parties would enter into a definitive agreement. On the same day, the Company received proposed due diligence request lists from Party A related to finance, legal and tax matters.

        On May 10, the Company and Mooreland received from Party A's financial advisor a letter from a potential financial sponsor expressing that it was "highly confident" in providing financing to support Party A in its proposed acquisition of the Company. In addition, Party A's financial advisor provided additional information about the proposed consortium, including the identity of another possible member of Party A's consortium. In a telephone conversation later that day, however, Party A's financial advisor confirmed that none of the commitments from any of the prospective consortium members or from the potential financial sponsor were legally binding.

        On May 11, Messrs. Cain and Halio, a representative from Mooreland and a representative of Gibson Dunn conducted a conference call with Party A and its representatives. The parties discussed Party A's financing consortium structure, the due diligence process and near-term action items.

        On May 12, on a business update conference call with the Board, Management provided an update regarding discussions with Party A and other interested parties, including OMCA.

        On May 13, Party A began conducting preliminary financial due diligence regarding the Company.

        From May 13 through May 15, Management and representatives from Mooreland met with representatives of Party A and, on May 13, a representative from Party A's potential financial sponsor.

Management presented an investor presentation and a product demonstration and conducted a factory tour. Party A's potential financial sponsor also provided high-level details regarding its role as a financial sponsor and the various consortium participants that it would involve in the financing transaction.

        On May 21, Messrs. Cain and Halio, a representative from Gibson Dunn and a representative from Mooreland held a conference call with representatives of Party A to discuss the due diligence process and timing of due diligence and further discussions.

        On May 27, Messrs. Cain and Halio and representatives from Gibson Dunn and Mooreland held another conference call with Party A. Party A also provided a letter indicating that it had narrowed its valuation range from $10.00 to $15.00 per share to $11.00 to $14.00 per share. Party A also provided information related to the identity of other potential members of Party A's financing consortium. In addition, the Company and Party A discussed the Company's contemplated equity financing and Party A's potential participation as an investor in the equity financing.

        On May 29, the Board held a meeting to discuss the Company's contemplated equity financing. Management and representatives of Gibson Dunn and Mooreland provided an update as to Party A's indication of interest and presented Party A's potential interest in participating in the financing. The Board discussed possible complications of allowing a prospective buyer to participate in a financing and instructed Management that the Board would allow this only if Party A's investment was made at a significant premium to the Company's then-current share price, preferably as the sole investor in the financing, with no further commitment on the part of the Company in respect of an acquisition transaction.

        On June 2, the Board held a meeting during which the Board approved a registered direct offering of shares of the Company's common stock for an aggregate purchase price of $8,000,000, with no participation by Party A. The Company entered into subscription agreements with investors in the financing later that day.

        On June 5, Mr. Cain and other members of Management and members of the technical team of the Company met with Mr. Yutaka Miyanaga, Company President, Industrial Automation Company division of OMRON, at the Company's facility in Pleasanton, California, at which the Company representatives provided Mr. Miyanaga a detailed commercial and technology review, as well as a facility tour and other information regarding the Company.

        On June 14, members of Management met with representatives of Party A and certain Chinese government officials to provide a high-level overview of the Company, product demonstrations and a facility tour.

        On June 22, Mr. Blakeway contacted Mr. Cain to inform him that OMCA was interested in an acquisition of the Company.

        On June 23, Mr. Cain received from OMCA a confidential, preliminary non-binding written indication of interest without a valuation or price range, but noting that OMRON would be willing to pay a "premium to market price."

        On June 24, Mr. Cain contacted Mr. Blakeway and indicated that he was expecting another interested party (without identifying Party A) to complete its due diligence and confirm its offer in early July. Mr. Cain emphasized that, to be considered, OMCA's proposal would need to include a specific valuation range for the Company.

        On June 26, Mr. Blakeway contacted Mr. Cain to confirm that OMCA would provide a revised preliminary, non-binding written indication of interest, including a specific valuation of the Company, by July 1. Also on June 26, Mr. Cain updated the Board as to pending discussions with all potentially interested parties on a regular business update call.

        On July 1, Mr. Blakeway contacted Mr. Cain and indicated that OMCA's revised preliminary non-binding written indication of interest would include an enterprise value of the Company in the range of $130,000,000 to $170,000,000 for the acquisition of 100% of the shares of the Company. Mr. Cain replied that the valuation was too low and that OMCA's due diligence likely would not be allowed to commence unless OMRON's valuation was "in the teens per share."

        On July 2, Mr. Blakeway again contacted Mr. Cain, at which time Mr. Cain indicated that OMCA's valuation of the Company should be expressed as a per share amount and that, consistent with the view of the Board as advised by Mooreland, the valuation range should be at least $13.00 to $15.00 per share to be competitive.

        On July 6, Mr. Blakeway contacted Mr. Cain to inform him that the maximum price that OMCA was willing to offer was $13.00 per share. OMCA later delivered a revised preliminary, non-binding written indication of interest proposing a Company valuation of $13.00 per share payable entirely in cash, subject to due diligence. The written indication of interest also included a due diligence timeline, indicated that OMCA required the transaction be structured as a tender offer and that Mr. Cain and certain stockholders of the Company sign tender support agreements, and requested an exclusivity arrangement.

        Also on July 6, at a meeting of the Board attended by representatives of Mooreland and Gibson Dunn, Mr. Cain provided the Board with an update regarding discussions with Party A, Party B and OMCA. The Board concluded that the preliminary non-binding written indication of interest from OMCA was adequate to allow OMCA to begin a first phase of formal due diligence, but the Board instructed Management not to enter into an exclusivity arrangement with OMCA. The Board also discussed with representatives of Mooreland and Gibson Dunn the advisability, timing and scope of a potential market check process. Following this discussion, the Board authorized Mooreland to contact Party B to determine if it remained interested, as well as an initial select group of five other possible strategic acquirors as part of an initial market check to be further discussed with the Chairman of the Board. After discussion with and input from the Chairman of the Board (who would later be appointed Chairman of the Special Committee), the Board and Mooreland identified a group of 19 potential strategic and financial acquirors, in addition to OMCA, Party A and Party B, to contact as part of the market check process. Including OMCA, Party A and Party B, the Board approved a total of 22 potential strategic and financial acquirors for contact.

        From July to September, Mooreland engaged in discussions with 20 potential strategic and financial acquirors (not including OMCA and Party A), 15 of which did not express any interest in a potential transaction with the Company, and five of which, not including OMCA and Party A, executed confidentiality agreements, which included customary standstill, standstill termination and employee non-solicitation provisions, and held initial meetings with Management. Of those five other potential acquirors, only one (Party F/G) provided a preliminary indication of interest.

        On July 13, following receipt of an executed confidentiality agreement, which included customary standstill, standstill termination and employee non-solicitation provisions, Management and representatives from Mooreland met with representatives of Party C at the Company's facility in Pleasanton, California. Following this meeting, Party C declined to submit an indication of interest and indicated that fixed robots were not a priority for Party C. Party C further indicated that it would only be interested in a strategic transaction for the Company's mobile robot business.

        On July 14, Mr. Halio and representatives of Mooreland and Gibson Dunn held an introductory conference call with representatives of OMCA and Foley & Lardner LLP, OMCA and OMRON's legal counsel ("Foley"). The participants discussed the due diligence process and potential regulatory considerations, and representatives of OMCA and Foley repeated OMCA's requirement that the transaction be structured as a cash tender offer with a strict non-solicitation covenant. On such call, the representatives of Foley and Gibson Dunn further discussed the proposed transaction timing, proposed transaction structure as a tender offer, and the Company's proposal for a post-signing "go shop" provision in the definitive merger agreement. The representative of Gibson Dunn indicated that the Company would initially propose terms for a definitive merger agreement that would include a "go shop" provision permitting the Board to solicit potential alternative transactions following the execution of a definitive merger agreement by the Company and OMCA. Also on July 14, OMCA began conducting formal due diligence regarding the Company.

        On July 15, following receipt of an executed confidentiality agreement, which included customary standstill, standstill termination and employee non-solicitation provisions, Management and representatives from Mooreland met with representatives of Party D at the Company's facility in Pleasanton, California. Following this meeting, Party D declined to submit an indication of interest. Party D indicated uncertainty regarding revenue growth for the Company's mobile robot business and that fixed robots were not a priority for Party D.

        On July 15 and July 16, Messrs. Cain and Halio met with representatives of Party A to discuss changes in Party A's financing consortium members and its progress towards finalizing its consortium and financing obligations. Despite Management's requests for a bank commitment letter prior to the meeting, Party A did not provide such letter.

        On July 17, at a regular update call with the Board, Messrs. Cain and Halio and representatives from Mooreland and Gibson Dunn provided an update on discussions with various interested parties, including OMCA and Party A. The Board reviewed the status of Mooreland's market check, which together with OMCA, Party A and Party B, included discussions with 19 parties. The Board discussed Mooreland's review of any additional potential acquirors for further expansion of the market check. Mooreland explained to the Board its belief that Mooreland had contacted the parties most likely to have an interest in acquiring, as well as the financial and other resources necessary to acquire, the Company.

        Also on July 17, following receipt from Party E of an executed confidentiality agreement, which included customary standstill, standstill termination and employee non-solicitation provisions, Management and representatives from Mooreland held a conference call with representatives of Party E that included a presentation describing the Company's business. Following this call Party E declined to submit an indication of interest. Party E indicated uncertainty regarding revenue growth for the Company's mobile robot business, concerns related to the absence of a strategic and technological fit with Party E's current product portfolio, and that fixed robots were not a priority for Party E.

        From July 17 to July 24, Gibson Dunn, Mooreland, Management and Board members who would later be appointed to the Special Committee discussed potential terms of a proposed definitive merger agreement with OMCA to include a post-signing "go shop" provision while contemplating the tender offer structure required by OMCA, an initial draft of which was distributed to OMCA and Foley on July 24, 2015.

        On July 27, at a meeting of the Board, Mr. Cain provided an update on discussions with various interested parties, including OMCA and Party A, and the Board reviewed and discussed, with presentations and input from representatives of Gibson Dunn and Mooreland, the terms of the Company's proposed definitive merger agreement, which contemplated a two-step tender offer/merger transaction and included a post-signing "go shop" provision.

        On August 6, Messrs. Cain and Blakeway and representatives from Mooreland and Baird attended a meeting, at which Mr. Blakeway provided Mr. Cain with a list of outstanding due diligence requests, a project timeline setting forth key milestones and deliverables and a final, non-binding written proposal to acquire the Company. The final, non-binding written proposal set forth a $13.00 per share offer price, a two-step tender offer/merger transaction structure and a requirement that the definitive merger agreement not include a post-signing "go shop" provision, among other terms and conditions. Mr. Cain and Mr. Blakeway discussed these deliverables, and Mr. Cain informed Mr. Blakeway that he would share the final, non-binding written proposal with the Board.

        On August 7, Party A presented information that one of its financing consortium members was willing to underwrite the entire transaction price via an equity commitment letter (a draft form of which was provided). Although the consortium member was publicly traded in China with a significant market capitalization, Mooreland concluded and advised, following a review of the consortium member's balance sheet and related financial information, that at least some external financing would be required for Party A to complete an acquisition of the Company.

        On August 7, on a regular update call with the Board, Management and representatives of Mooreland and Gibson Dunn provided an update as to the further information received from Party A, as well as the meeting with OMCA, including the due diligence deliverables and written proposal delivered by OMCA, and obtained a consensus of the Board to continue the discussions and ongoing due diligence process with OMCA, directing Mooreland to present an analysis of post-signing "go shop" provisions and impact on ultimate acquisition price on transactions with "go shop" provisions.

        On August 11, representatives from Mooreland informed Party A's financial advisor that its submission of an offer must reflect a valuation at the high end of Party A's previously-stated range of $11.00 to $14.00 per share.

        From July 31 through August 27, the Company and Gibson Dunn continued to negotiate with OMCA and Foley regarding the definitive merger agreement, a form of tender and support agreement and the merger agreement disclosure letter in parallel with OMCA's performance of its due diligence. In the course of negotiations, OMCA repeatedly rejected the Company's proposed post-signing "go shop" provision and fiduciary termination rights not limited to a superior offer, as well as a proposed termination fee lower than what OMCA indicated would be acceptable to complete an acquisition transaction. OMCA indicated its requirement that, to complete an acquisition transaction at its proposed $13.00 per share price, the definitive merger agreement must include a post-signing non-solicitation covenant, fiduciary termination rights specific to a superior proposal and a termination fee in excess of that proposed by the Company, and must not include a post-signing "go shop" provision.

        On August 13, at a regular meeting of the Board, Management, a representative of Mooreland and a representative of Gibson Dunn provided an update on discussions with various interested parties, including OMCA and Party A, as well as the current draft definitive merger agreement under discussion with OMCA and its representatives. Among other things, Mooreland discussed with the Board a study regarding post-signing "go shop" provisions and the effectiveness of such provisions relative to the final price paid in transactions, and the Board further discussed OMCA's rejection of any post-signing "go shop" provision. The Board, Mooreland and Gibson Dunn further discussed OMCA's position regarding certain restrictions on the Board's ability to terminate and recommend against the proposed transaction with OMCA, while maintaining a fiduciary out provision in connection with a superior proposal. Gibson Dunn also provided the Board a presentation regarding Board fiduciary duties in the context of an acquisition transaction, and actions that could be taken in support of the Board's performance of its fiduciary duties. The Board discussed the Company's strategic alternatives, the interests of the directors in any proposed transaction, and whether the Board should form a Special Committee of the Board to direct a more efficient process by directors without any special interest in the proposed transaction. The Special Committee was to be comprised of Messrs. Michael Kelly, Herbert Martin and Benjamin Burditt, each of whom had been in discussions with Gibson Dunn and Mooreland regarding the definitive merger agreement terms under discussion with OMCA, as well as Mooreland's actions in connection with its market check.

        On August 14, the Company received executed confidentiality agreements, which included customary standstill, standstill termination and employee non-solicitation provisions, from Party F and Party G. Party F (a financial sponsor) and Party G (a strategic acquiror) expressed interest in jointly making an acquisition proposal (collectively, "Party F/G").

        On August 19, Management and representatives from Mooreland held a call with Party F/G to provide an overview of the Company's business and outline process and timing for a potential transaction.

        On August 21, Party F requested certain details regarding the Company's financial forecast, which Management subsequently provided.

        On August 21, at a meeting of the Board, Management, a representative of Mooreland and a representative of Gibson Dunn provided an update on discussions with various interested parties, including OMCA, Party A and Party F/G. In addition, following a presentation of the proposed charter of the Special Committee by Gibson Dunn, the Board determined it to be appropriate, to assure the absence of any conflict of interest and efficiency in process and decision making while fully considering all alternatives, to form a Special Committee of the Board (the "Special Committee") comprised of Messrs. Kelly, Martin and Burditt. The Board authorized the Special Committee to receive, evaluate, discuss and negotiate any pending or future acquisition proposals, consider strategic alternatives, and determine whether any proposed transaction was fair to and in the best interests of the Company's stockholders, subject to the Board's approval of any transaction recommended by the Special Committee. Management also provided an update as to recent business activities of the Company.

        On August 25, at a meeting of the Special Committee, which non-Special Committee Board members attended in part to provide or receive updates, Messrs. Cain and Halio and representatives from Mooreland and Gibson Dunn provided an update on discussions with various interested parties, including OMCA, Party A and Party F/G, as well as the definitive merger agreement under discussion with OMCA and its representatives. Gibson Dunn provided a summary of certain OMCA positions in the proposed merger agreement, including its repeated rejection of a post-signing "go shop" provision and required restrictions as to the consideration of potential alternative acquisition proposals and the related fiduciary out provision specific to superior proposals. The members of the Special Committee acknowledged OMCA's position with respect to the post-signing "go shop" provision as a condition OMCA's offer and discussed potential responses in the form of exceptions to the non-solicitation covenants proposed by OMCA and the related fiduciary out provisions. Management also provided an update as to certain business developments of the Company.

        On August 27, at a meeting of the Special Committee, which non-Special Committee Board members attended in part to provide or receive updates, Messrs. Cain and Halio and representatives from Mooreland and Gibson Dunn provided an update on discussions with various interested parties, including OMCA, Party A and Party F/G. Mr. Cain reported that OMCA had confirmed its offer price of $13.00 per share as its best offer and that such offer price was contingent upon the resolution in favor of OMCA of certain terms in the definitive merger agreement requested by OMCA, as well as final review and approval of OMRON's board of directors expected in mid-September. Mooreland also noted that OMRON and OMCA had cash on hand in an amount sufficient to close the proposed acquisition without any outside financing, and that OMRON was prepared to present the transaction to its board of directors for approval on September 16 (Japan time). A representative of Gibson Dunn discussed with the members of the Special Committee the non-solicitation covenants required by OMCA in connection with its offer, and OMCA's agreement to remove certain restrictions to the Board's exercise of its fiduciary termination rights from the proposed definitive merger agreement. The Special Committee also reviewed with Mr. Cain his initial understanding as to potential arrangements expected to be discussed with and considered by OMCA in respect of the Company's executive and other employees to promote retention and business continuity.

        On August 27, OMRON advised Mr. Cain that OMRON's advisory board of directors approved the proposed transaction, subject to final approval by OMRON's board of directors scheduled for September 16 (Japan time).

        On August 28, Mr. Cain held an introductory call with representatives from Party H and its financial advisor.

        On September 2, the Company received a non-binding indication of interest from Party F/G indicating a total valuation for the Company of $200,000,000, which Party F/G incorrectly estimated would represent a price per share of $13.73. In a subsequent discussion with Mooreland, Party F/G's financial advisor clarified Party F/G's intent to offer $13.73 per share. Mooreland observed that, based on the materials provided, Party F and Party G together did not appear to have adequate cash resources to complete the transaction, but that Party F/G's financial advisor had indicated that Party G was prepared to take certain actions to obtain the additional bank financing necessary to complete the transaction. To support this position, Party F/G's financial advisor provided a letter of intent from a large commercial bank to Party G indicating its interest in providing up to an amount specified in the letter in support of the "US Robot company acquisition." The letter also noted that the letter was not a legally binding financing commitment.

        On September 2, Party H and its financial advisor expressed potential interest in an acquisition of the Company and delivered an executed confidentiality agreement, which included customary standstill, standstill termination and employee non-solicitation provisions.

        On September 3, the Special Committee met to discuss progress with the various interested parties, including OMCA, Party A, Party F/G and Party H. The Special Committee discussed its evaluation of Party F/G's proposal, its financing commitment, and potential competitive sensitivities related to the sharing of due diligence information with a strategic member of Party F/G. The Special Committee directed Mooreland and Management to have further discussions with Party F/G to evaluate its offer and the feasibility of a potential transaction, and to request that Party F/G provide a confirmation as to price, a legally binding financing commitment and an indication of regulatory and other contingencies for a potential transaction, as well as Party F/G's reaction to the proposed definitive merger agreement provided by the Company.

        On September 4, Party H notified the Company and Mooreland that it would not continue exploration of a possible transaction, in part because its preference had been to secure a joint venture relationship rather than an acquisition. Party H also recognized that it was late in the process and Party H was unwilling to meet the valuation expectations set by the Company and Mooreland.

        On September 8, Party A's financial advisor informed Mooreland that Party A's valuation range would not exceed $12.50 per share, but that Party A was willing to deposit $20,000,000 into a United States bank account that would become available to the Company as a reverse termination fee in the event that Party A was unable to complete the transaction due to its inability to secure the necessary financing.

        On September 11, Party F/G's financial advisor informed Mooreland that Party F/G was unwilling to increase the price in its indication of interest beyond $13.73 per share, which remained subject to due diligence, to provide the further information requested by the Company regarding regulatory and other contingencies (including financing contingencies) for a potential transaction, or to involve legal counsel to provide any input as to conditions or legal terms of the transaction at that time.

        Also on September 11, the Special Committee and other members of the Board met with Management and representatives of Gibson Dunn and Mooreland to receive an update as to discussions with all remaining interested parties and the Company's actions in furtherance of its market check, to discuss the detailed terms of the proposed definitive merger agreement with OMCA and pending items under discussion, including the terms of the definitive merger agreement relating to certainty of closure for the Company. Management and a representative of Gibson Dunn confirmed that OMCA had completed its due diligence review of the Company. Mooreland then presented Mooreland's preliminary financial analysis in respect of OMCA's all-cash offer. Management also presented a business update, an overview of the Company's progress on the execution of its strategic plan, and the Company's then-current financial condition and outlook.

        On September 12, the Compensation Committee of the Board met with Management and a representative of Gibson Dunn to discuss interests of executive officers, including Mr. Cain, and other employees in the proposed transaction, and certain risks associated with employee retention matters. After this discussion, the Compensation Committee directed Management to provide the Compensation Committee with information about all potential payments under the Change in Control Severance Agreements and in respect of equity of the Company in connection with the proposed transaction, as well as any agreements that would be contemplated as part of a transaction with OMCA, which arrangements would be subject to review by the Compensation Committee for reasonableness.

        On September 13, Party A's financial advisor delivered to Mooreland a term sheet stating that the consortium proposed to acquire the Company for $11.00 per share for an aggregate purchase price of approximately $168,000,000. The term sheet also included a reverse termination fee of $20,000,000 and a proposed exclusivity provision.

        On September 15, the Special Committee convened a telephonic meeting after the close of the United States markets. Other members of the Board were invited to participate in the portion of the meeting with presentations by Mooreland and Gibson Dunn and input from Messrs. Cain and Halio as to the current operations of the Company. Representatives from Mooreland and Gibson Dunn also joined the meeting. Mooreland provided an update with respect to its market check, indicating that, of the 22 potential acquirors who had approached the Company or been contacted by Mooreland, only five parties elected to participate in discussions regarding an acquisition of the Company and only three parties ultimately provided an indication of interest that included a proposed valuation for the Company—OMCA, Party F/G and Party A. Mooreland then discussed the status of discussions with Party F/G and Party A, indicating that Party A's final proposed valuation for the Company was significantly less than the $13.00 per share in cash without any financing contingency being offered by OMCA and that Party F/G's proposed valuation was contingent upon Party F/G obtaining the requisite financing, which appeared difficult or unlikely based on the information made available to Mooreland, and the completion of due diligence. Mooreland also noted that Party F/G had indicated reluctance to put forth the resources necessary to consummate, and to provide any information about other contingencies for consummating, an acquisition of the Company. Mooreland then presented its financial analysis of the Company and orally delivered its opinion to the Board that, as of such date and based upon and subject to the factors and assumptions described to the Board, the price of $13.00 per share in cash to be received by holders of Shares from the Purchaser in the Offer and the Merger pursuant to the Merger Agreement was fair to such holders of Shares from a financial point of view, which opinion would be delivered to the Board in writing following the execution of the Merger Agreement. The representative from Gibson Dunn reported that all issues relating to the definitive merger agreement with OMCA had been resolved and then presented the Merger Agreement and its final proposed provisions and the form of tender and support agreement to be signed by all directors, executive officers and affiliates of Hale Capital Management, LP. The representative from Gibson Dunn also made a presentation regarding actions taken by the Board and the Special Committee in furtherance of the Board's fiduciary duties under Delaware law in connection with a transaction such as the Offer and the Merger and specific considerations that had been evaluated, and the Board engaged in a discussion with its advisors regarding the transaction terms and actions taken, including the robust pre-signing market check conducted by Mooreland. Messrs. Cain and Halio then presented the financial condition of the Company at that time and the status of the Company's execution of its strategic plan. Following the presentations, all participants, other than Gibson Dunn and members of the Special Committee, exited the meeting. The Special Committee then discussed the presentations and matters under consideration and unanimously approved the Merger Agreement, the Offer, the Merger and the other transactions as fair to and in the best interest of the Company and its stockholders, and resolved to recommend approval thereof to the full Board.

        After completion of the Special Committee meeting, the Board convened, and after discussion, the Board unanimously: (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement were fair to and in the best interests of the Company and its stockholders; (ii) subject to the terms of the Merger Agreement, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and resolved that the Merger is governed by Section 251(h) of the DGCL; and (iii) resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer. Just past midnight Pacific Daylight Time on the morning of September 16, 2015,

OMRON, OMCA, the Purchaser and the Company executed the Merger Agreement. In addition, OMCA and the Purchaser executed the separate Tender and Support Agreements with each of Hale Capital Management, LP and all of the directors and executive officers of the Company. Prior to the open of the United States markets on September 16, 2015, the parties issued a press release announcing the transactions contemplated by the Merger Agreement.

        On September 23, 2015, the Purchaser commenced the Offer in accordance with the Merger Agreement.

12.  Purpose of the Offer; Plans for Adept; Other Matters

        Purpose of the Offer.    The purpose of the Offer is to enable OMRON, OMCA and the Purchaser to acquire control of, and would be the first step in OMCA's acquisition of the entire equity interest in, Adept. The purpose of the Merger is to acquire all issued and outstanding Shares not purchased in the Offer. The Merger will be effected pursuant to Section 251(h) of the DGCL. Accordingly, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Merger will become effective as soon as practicable following the completion of the Offer without a vote of Adept's stockholders in accordance with Section 251(h) of the DGCL.

        If the Merger is completed, OMCA will own 100% of the equity interests in Adept and will be entitled to all of the benefits resulting from those interests. These benefits include complete control of Adept and entitlement to any future increase in its value. Similarly, OMCA will also bear the risk of any losses incurred in the operation of Adept and any future decrease in the value of Adept. At the effective time of the Merger, the directors of the Purchaser, as set forth in Schedule I hereto, will become the directors of Adept, and will hold office until their respective successors have been elected, designated or qualified in accordance with the certificate of incorporation and bylaws of the surviving corporation.

        Adept stockholders who sell their Shares in the Offer will cease to have any equity interest in Adept and the right to participate in any future growth in Adept. If the Merger is completed, the current stockholders of Adept will no longer have an equity interest in Adept and instead will have only the right to receive an amount in cash equal to the Offer Price, or to the extent stockholders are entitled to and properly exercise appraisal rights under the DGCL, the amounts to which such stockholders are entitled under the DGCL. See Section 13—"The Merger Agreement; Other Agreements." Similarly, the current stockholders of Adept will not bear the risk of any future decrease in the value of Adept after selling their Shares in the Offer or completion of the Merger.

        Plans for Adept.    Except as disclosed in this paragraph of this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Adept, the disposition of securities of Adept, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Adept or its subsidiaries, or the sale or transfer of a material amount of assets of Adept or its subsidiaries. After completion of the Offer and the Merger, Adept will be a wholly-owned subsidiary of OMCA. We expect to operate Adept and its facilities generally in accordance with its existing business plans and in the same manner as our other facilities, using the best capabilities of Adept and OMCA to optimize operations, including making investments where appropriate. OMCA expects to continue to evaluate the business and operations of Adept during the pendency of the Offer and after the completion of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing, including running the business and operations of Adept as a wholly-owned subsidiary, as of and following the effective time of the Merger. We cannot speculate on future activities, and we reserve the right to change our plans and intentions at any time, as we deem appropriate.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. Rule 13e-3 will not be applicable to the Merger because the Merger will be effected as soon as practicable following completion of the Offer without a vote of the stockholders of Adept in accordance with Section 251(h) of the DGCL and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning Adept and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before completion of a transaction.

        Appraisal Rights.    Holders of the Shares do not have the right to appraisal in connection with the Offer. However, if the Merger is completed, holders of the Shares who do not tender their Shares in the Offer and continue to hold their Shares immediately before the effective time of the Merger, who have properly made a demand for appraisal and who comply with the applicable procedures in Section 262 of the DGCL, will be entitled to a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any, in lieu of receiving the Offer Price for their Shares. The value so determined could be more or less than the Offer Price.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to the right to appraisal of the approval of the merger and that the right to appraisal is available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. Adept's Schedule 14D-9 will constitute the formal notice of the right to appraisal under Section 262 of the DGCL. Any holder of Shares who wishes to properly demand appraisal of his, her or its Shares or who wishes to preserve his, her or its right to do so, should carefully review the discussion of procedures required to be followed to demand and perfect the right to appraisal under Section 262 of the DGCL in the Schedule 14D-9 as well as the provisions of Section 262 of the DGCL, attached as Annex B to the Schedule 14D-9, because failure to timely and properly comply with the procedures specified will result in the loss of the right to appraisal under the DGCL.

        The foregoing summary of the right to appraisal by holders of Shares in the Merger under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to demand and perfect the right of appraisal available under the DGCL in connection with the Merger and is qualified in its entirety by reference to the "Appraisal Rights" section contained in the Schedule 14D-9 and to Section 262 of the DGCL. The perfection of the right to appraisal requires strict adherence to the applicable provisions of the DGCL. If the Merger occurs and a stockholder withdraws or loses his or her right to appraisal, such holder will only be entitled to receive the Offer Price.

13.  The Merger Agreement; Other Agreements

  Merger Agreement

        The following summary of certain provisions of the Merger Agreement is qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8—"Certain Information Concerning Adept." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

        The Offer.    The Merger Agreement provides that the Purchaser will commence the Offer as promptly as practicable (and in no event later than the tenth calendar day after the first public announcement of the execution and delivery of the Merger Agreement), and that, subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by the Purchaser or OMCA, of the other conditions that are described in Section 14—"Conditions to the Offer," the Purchaser will, as soon as practicable after the expiration of the Offer, accept for payment (such time, the "Acceptance Time") and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer.

        Subject to the terms of the Merger Agreement, OMCA and the Purchaser may, at any time and from time to time before the Expiration Date, increase the Offer Price, waive any condition to the Offer or modify any of the other terms or conditions of the Offer, except that, unless otherwise provided in the Merger Agreement, OMCA and the Purchaser may not, without the consent of Adept: (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) reduce the number of Shares subject to the Offer, (iv) add to the Offer conditions, (v) waive or change the Minimum Condition, (vi) impose conditions to the Purchaser's obligation to consummate the Offer in addition to the conditions described in Section 14—"Conditions to the Offer," (vii) except as required or permitted by the Merger Agreement, extend or otherwise change the Expiration Date of the Offer or (viii) amend or modify any condition to the Offer or any term of the Offer in a manner that is, or would reasonably be expected to be, adverse to the holders of the Shares.

        The Merger Agreement provides that the Purchaser will extend the expiration of the Offer:

  •
  if on the applicable expiration date of the Offer, any of the conditions to the Offer have not been satisfied or waived, the Purchaser must extend the Offer for successive periods of up to 10 business days each to permit the satisfaction of the conditions, except that the Purchaser is not required to extend the Offer beyond the Outside Date;

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  for any period or periods required by applicable law, interpretation or position of the SEC or NASDAQ.

        The Purchaser has agreed that it will not terminate the Offer prior to any scheduled Expiration Date without the written consent of Adept, except if the Merger Agreement has been terminated pursuant to its terms. If the Merger Agreement is terminated pursuant to its terms, then the Purchaser is required to promptly (and in any event within twenty-four hours) terminate the Offer.

        The Merger.    The Merger Agreement provides that the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, and at the effective time of the Merger:

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  the Purchaser will be merged with and into Adept;

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  Adept will continue as the surviving corporation in the Merger (which we refer to as the "surviving corporation") and a wholly-owned subsidiary of OMCA;

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  the parties will take all necessary and appropriate action to cause the Merger to become effective without a meeting of stockholders of Adept, in accordance with Section 251(h) of the DGCL;

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  if, after the consummation of the Offer, OMCA and the Purchaser are prohibited from completing the Merger pursuant to Section 251(h) of the DGCL and hold of record, in the aggregate, at least one Share more than 90% of the number of Shares that are then issued and outstanding, then the parties shall take all reasonably necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the consummation of the Offer without a meeting of stockholders of Adept in accordance with Section 253 of the DGCL; and

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  all property, rights, privileges, powers and franchises of Adept and the Purchaser will vest in the surviving corporation and all debts, liabilities and duties of Adept and the Purchaser will become debts, liabilities and duties of the surviving corporation.

        Effective Time.    The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date or time as the Purchaser and Adept shall agree in writing and specify in the Certificate of Merger (the "effective time"). At the effective time, the certificate of incorporation and bylaws of Adept will be amended so that such instruments read in their entirety the same as the certificate of incorporation and bylaws of the Purchaser as in effect immediately prior to the effective time and, as so amended, will be the certificate of the incorporation and bylaws of the surviving corporation. The officers of Adept immediately prior to the effective time will be the officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of the Purchaser immediately prior to the effective time will be the directors of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Effect on Capital Stock.    At the effective time, by virtue of the Merger and without any further action on the part of Adept, OMCA or the Purchaser:

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  each Share issued and outstanding immediately prior to the effective time (other than Shares to be cancelled as specified in the third bullet point below and Shares that properly seek appraisal under applicable law) will be converted automatically into the right to receive the Merger Consideration (which is the same as the Offer Price), subject to any withholding of taxes required by applicable law;

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  all Shares will cease to be outstanding and will be automatically canceled and retired and will cease to exist;

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  any Shares held in the treasury of Adept or owned, directly or indirectly, by OMCA or the Purchaser immediately prior to the effective time will be automatically canceled and will cease to exist, and no consideration will be delivered in exchange therefor; and

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  each issued and outstanding share of common stock of the Purchaser immediately prior to the effective time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the surviving corporation.

  Stock Options and Restricted Stock Units.

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  As of the Acceptance Time, all outstanding options to acquire Shares, whether vested or unvested, will be canceled and, in exchange for such option, the former holder of such canceled option will be entitled to receive a cash payment (subject to applicable withholding or other taxes required by applicable law) in an amount equal to the total number of Shares subject to the option immediately prior to such cancellation multiplied by the amount (if any) by which the Offer Price exceeds the exercise price per share of the option.

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  As of the Acceptance Time, all outstanding restricted stock units, whether vested or unvested, will be canceled and, in exchange for such restricted stock unit, the former holder of such canceled restricted stock unit will be entitled to receive a cash payment (subject to applicable withholding or other taxes required by applicable law) in an amount equal to the number of Shares subject to the vested or earned portion of such restricted stock unit, such vested or earned portion determined in accordance with the terms and conditions of such restricted stock unit, or, in the case of restricted stock units earned on the basis of the price of a Share, to the extent the Merger Consideration results in such restricted stock right becoming earned, multiplied by the Offer Price.

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  As of the effective time, all Adept equity plans will be terminated and no further Shares, options, restricted stock units, or other rights with respect to Shares will be granted thereunder.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by Adept to OMCA and the Purchaser and representations and warranties made by OMCA and the Purchaser to Adept. The assertions embodied in the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties not set forth in the Merger Agreement. The representations and warranties set forth in the Merger Agreement may also be subject to a contractual standard of materiality different from that generally applicable to investors under federal securities laws. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

        In the Merger Agreement, Adept has made customary representations and warranties to OMCA and the Purchaser with respect to, among other things:

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  corporate matters related to Adept and its subsidiaries, such as organization, qualification, power and authority;

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  its capitalization;

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  ownership of subsidiaries;

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  the validity of the Merger Agreement, including approval by Adept's board of directors;

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  required consents and approvals, and the absence of violations of laws or orders, governance documents or agreements, in connection with the Offer and the Merger;

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  required filings in connection with the Offer and the Merger;

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  financial statements and public SEC filings;

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  internal controls and compliance matters;

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  undisclosed liabilities;

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  the information included in this Offer to Purchase and the Schedule 14D-9;

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  absence of certain changes between June 30, 2015 and the date of the Merger Agreement, including the absence of a Material Adverse Effect (as defined below);

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  litigation;

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  compliance with laws and orders;

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  possession of and compliance with permits and licenses;

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  employee benefit plans, ERISA matters and certain related matters;

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  labor matters;

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  environmental matters;

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  tax matters;

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  compliance with contracts;

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  insurance;

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  real property matters;

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  intellectual property;

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  applicability of anti-takeover statutes;

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  Section 251(h) of the DGCL;

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  applicability of rights agreements;

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  affiliate transactions;

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  compliance with the Foreign Corrupt Practices Act;

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  brokers' fees and expenses.

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  compliance with export control and economic sanctions laws; and

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  the opinion of its financial advisor.

        Material Adverse Effect.    Some of the representations and warranties in the Merger Agreement made by Adept are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement, a "Material Adverse Effect" means any event, change, circumstance, occurrence or effect that would have a material adverse effect (a) on the assets (taken as a whole), business, financial condition or results of operations of Adept and its subsidiaries, taken as a whole or (b) that would prevent or delay beyond the Outside Date Adept's ability to perform its obligations under the Merger Agreement necessary to consummate the Offer and the Merger. The definition of "Material Adverse Effect" excludes any event, change, circumstance, occurrence or effect arising out of, attributable to or resulting from, alone or in combination:

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  changes in general economic, financial market, business or geopolitical conditions;

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  general changes or developments in any of the industries in which Adept or its subsidiaries operate;

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  natural disasters or calamities;

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  any actions required by the Merger Agreement to be taken by Adept or its subsidiaries to obtain any approval or authorization under any Antitrust Law for the consummation of the Offer or the Merger;

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  changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof;

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  any change in the price or trading volume of Adept's stock, in and of itself;

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  any failure by Adept to meet any published analyst estimates or expectations of Adept's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Adept to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself;

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  any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency;

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  the announcement or pendency of the Merger Agreement and the transactions contemplated thereby, including the initiation of litigation by any person with respect to the Merger Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Adept and its subsidiaries due to the announcement and performance of the Merger Agreement or the identity of the parties to the Merger Agreement, or the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein, subject to certain exceptions;

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  any action taken by Adept, or which Adept causes to be taken by any of its subsidiaries, in each case, which is required or expressly contemplated by the Merger Agreement, subject to certain exceptions; and

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  any actions taken (or omitted to be taken) at the request of OMCA.

        The exceptions from the definition of "Material Adverse Effect" set forth in bullets 1, 2, 3, 5 and 8 above shall not apply to the extent such change materially disproportionately impacts Adept and its subsidiaries taken as a whole, as compared to other businesses engaging principally in the industry in which Adept or its subsidiaries operate (provided that (i) with respect to the exception set forth in bullet 3, such disproportionality shall be considered only to the extent that the economic damages suffered by Adept and its subsidiaries as a result of such natural disaster or calamity are not covered in all material respects by insurance, and (ii) with respect to the exception set forth in bullet 8, such disproportionality shall be considered only to the extent that the economic damages suffered by Adept and its subsidiaries as a result of such outbreak or escalation of hostilities, acts of war or terrorism or other national or international calamity, crisis or emergency are not covered in all material respects by insurance).

        In the Merger Agreement, OMCA and the Purchaser have made customary representations and warranties to Adept with respect to, among other things:

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  corporate matters related to OMRON, OMCA and the Purchaser, such as organization, qualification, power and authority;

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  the validity of the Merger Agreement, including adoption by OMRON's, OMCA's and the Purchaser's boards of directors;

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  required consents and approvals, and no violations of laws or orders, governance documents or agreements, in connection with the Offer and the Merger;

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  required filings in connection with the Offer and the Merger;

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  the information included in this Offer to Purchase and the Schedule TO;

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  brokers;

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  the Purchaser's formation;

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  litigation;

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  financing;

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  that OMRON, OMCA and the Purchaser would not be considered an "interested stockholder" under Section 203 of the DGCL; and

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  ownership of Shares.

        Covenants Relating to Conduct of Business.    Subject to certain exceptions, from the date of the Merger Agreement until the effective time or termination of the Merger Agreement, Adept agreed to, and to cause its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice, to preserve substantially intact its business organization and to preserve its present relationships with customers, suppliers and other persons with which it has material business relations.

        Subject to certain exceptions, from the date of the Merger Agreement until the effective time or termination of the Merger Agreement, Adept will not, and will not permit its subsidiaries to, among other things:

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  amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

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  issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, or grant to any person any right to acquire any shares of its capital stock, in each case, or securities convertible into or exchangeable for shares of its capital stock, other than (i) pursuant to the exercise of options or settlement of restricted stock units outstanding as of September 16, 2015, (ii) the issuance and purchase of purchased rights under Adept's employee stock purchase plan as of September 16, 2015 or (iii) the grant of options pursuant to offer letters outstanding as of September 16, 2015 to new hires of Adept;

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  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

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  adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of Adept, or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock, except as permitted pursuant to the second bullet point above;

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  acquire, directly or indirectly, any corporation, partnership or other business organization or division thereof or any assets, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice, or pursuant to contracts in effect on the date of the Merger Agreement;

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  sell, lease or otherwise dispose of, or create or incur any lien on, any corporation, partnership or other business organization or division thereof or any assets or properties, other than (i) sales or dispositions of inventory in the ordinary course of business consistent with past practice, (ii) pursuant to contracts in effect on the date of the Merger Agreement or (iii) dispositions of obsolete or worthless assets or properties;

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  other than in the ordinary course of business consistent with past practice, enter into, materially amend or terminate any material contract;

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  authorize any material new capital expenditures, other than in the ordinary course of business consistent with past practice and in an aggregate amount not greater than $150,000;

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  make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of Adept), other than in the ordinary course of business consistent with past practice;

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  incur any indebtedness, other than in the ordinary course of business consistent with past practice or for working capital purposes under facilities existing on the date of the Merger Agreement;

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  issue any debt securities or assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person other than a guaranty by Adept on behalf of its wholly-owned subsidiaries or other than in the ordinary course of business consistent with past practice;

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  increase the compensation or benefits of any director, officer or employee of Adept or its subsidiaries, amend, modify or adopt any compensation or benefit plan or arrangement including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan with or for the benefit or its employees, officers or directors, accelerate the vesting of, or the lapsing of restrictions with respect to, any company stock options or restricted stock units or enter into any new, or amend in any material respect any existing, employment, severance, retention or change in control agreement or plan with or for the benefit of any past or present officers or employees, in each case, except to the extent required by any arrangement in effect as of the date of the Merger Agreement or in the ordinary course of business consistent with past practice;

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  implement or adopt any material change in its accounting principles, practices or methods, except as may be required by GAAP, the rules or policies of the Public Accounting Oversight Board or applicable laws;

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  except as permitted by the Merger Agreement in connection with the proposed transaction, compromise, settle or agree to settle any action, or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment by Adept or any of its subsidiaries of money damages not in excess of $100,000 in the aggregate and consistent with the reserves reflected in Adept's balance sheet at June 30, 2015;

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  change any material tax election, file any amended material tax return, enter into any "closing agreement" as described in Section 7121 of the Internal Revenue Code of 1986, as amended (or any corresponding or similar provision of state, local or foreign tax law) with respect to any material taxes, settle any material tax claim or assessment relating to Adept or any subsidiary, surrender any right to claim a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or material tax assessment relating to Adept or any subsidiary;

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  adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization;

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  change its fiscal year;

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  enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in a material respect, the operations of Adept or any of its subsidiaries;

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  enter into any new line of business outside of its existing business;

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  enter into any new lease or amend the terms of any existing lease of real property, other than an annual renewal of an existing lease in the ordinary course of business consistent with practice which does not result, individually or in the aggregate, in an increase in annual expenditures of Adept by an amount greater than $100,000;

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  convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of Adept other than, to the extent required by an order of a court of competent jurisdiction, an annual meeting of stockholders for purposes of election of directors, ratification of Adept's auditors and other routine matters;

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  except as permitted by the Merger Agreement in connection with the proposed transaction, take any action to exempt any person from, or make any acquisition of securities of Adept by any person not subject to, any state takeover statute or similar statute or regulation that applies to Adept with respect to an Acquisition Proposal or otherwise; or

  •
  agree to take any of the foregoing actions.

        Covenants Relating to the Conduct of OMRON, OMCA and the Purchaser.    From and after the date of the Merger Agreement until the earliest to occur of the effective time or the termination of the Merger Agreement, each of OMRON, OMCA and the Purchaser will not, directly or indirectly, and will not permit any of their respective subsidiaries to, take, or agree or commit to take, any willful action or willfully refrain from taking any action, which would (i) reasonably be expected to, individually or in the aggregate, have a material adverse effect on OMCA or (ii) result in any of the conditions to the Offer described below under "—Conditions of the Offer" or any of the conditions to the Merger described below under "—Conditions to the Merger" not being satisfied prior to the Outside Date, except, in the case of each of clause (i) and clause (ii), for any action or failure to take action (A) required or expressly contemplated by the Merger Agreement, (B) that would constitute or result in a violation of applicable law or (C) consented by Adept.

        Access to Information; Confidentiality.    Until the effective time or the earlier termination of the Merger Agreement, Adept agreed to, and to use its reasonable best efforts to cause its subsidiaries, officers, directors and representatives to, upon reasonable prior notice, afford to OMCA and its representatives reasonable access during normal business hours to its officers, employees, properties, offices, other facilities and books and records, and to furnish OMCA and its representatives with all financial, operating and other data and information as OMCA reasonably requests in writing, subject to certain exceptions. Information obtained by OMCA and the Purchaser pursuant to this provision of the Merger Agreement is subject to the Confidentiality Agreements described below under "—Confidentiality Agreements."

        Reasonable Best Efforts.    Each of Adept, OMRON, OMCA and the Purchaser generally agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other party in order to do, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement at the earliest practicable date, including:

  •
  causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Offer and the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act and foreign antitrust laws;

  •
  using reasonable best efforts to defend all lawsuits and other proceedings by or before any governmental entity challenging the Merger Agreement; and

  •
  using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under the Merger Agreement under any antitrust law raised by any governmental entity.

        Such reasonable best efforts of OMRON, OMCA and the Purchaser exclude, to the extent such actions would, individually or in the aggregate, have a material adverse effect on the business of OMRON, OMCA or, after the effective time, the surviving corporation, any obligation of OMRON, OMCA or the Purchaser to hold separate, divest or enter into a consent agreement or assume any obligation (whether structural or behavioral) with regard to (A) any of the businesses, product lines or assets of OMRON or OMCA, (B) after the Effective Time, any of the business, product lines or assets of the surviving corporation or any of its subsidiaries acquired pursuant to the Merger Agreement and/or (C) after the effective time, the surviving corporation or any of its subsidiaries.

        Each of Adept, OMRON, OMCA and the Purchaser specifically agreed to (i) make an appropriate filing under the HSR Act and all other applicable regulatory laws with respect to the Offer and the Merger as promptly as practicable, but in no event later than ten business days, after the date of the Merger Agreement, and (ii) keep each other party apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable governmental entity, including:

  •
  cooperating with each other party in connection with filings required to be made by any party under any antitrust law and liaising with each other party in relation to each step of the procedure before the relevant governmental entities and as to the contents of all communications with such governmental entities;

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  furnishing to the other parties all information within its possession that is required for any application or other filing to be made by the other parties pursuant to the applicable law in connection with the transactions contemplated by the Merger Agreement;

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  promptly notifying each other party of any communications from or with any governmental entity with respect to the transactions contemplated by the Merger Agreement and ensuring to the extent permitted by law or governmental entity that each of the parties is entitled to attend any meetings with or other appearances before any governmental entity with respect to the transactions contemplated by the Merger Agreement;

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  consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the antitrust laws; and

  •
  without prejudice to any rights of Adept, OMRON, OMCA and the Purchaser, consulting and cooperating in all respects with the other parties in defending all lawsuits and other proceedings by or before any governmental entity challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement.

        In addition, subject to the exceptions described above, each of OMRON and OMCA will, use reasonable best efforts to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all antitrust laws to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

        Acquisition Proposals; Recommendation.    Adept agreed that it, its subsidiaries and its officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by Adept or any of its subsidiaries (collectively, "Representatives"), will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons that were ongoing as of the date of the Merger Agreement with respect to an Acquisition Proposal (as defined below).

        Subject to certain qualifications and exceptions outlined below, from the date of Merger Agreement, Adept agreed that neither it nor any of its subsidiaries will, and that it will cause its and their respective Representatives not to, directly or indirectly:

  •
  initiate, solicit or encourage any proposals or offers with respect to, or the making or completion of, an Acquisition Proposal;

  •
  engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to Adept or any of its subsidiaries in connection with, an Acquisition Proposal;

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  waive or provide any consent under any "standstill" or similar restrictions contained in any confidentiality or other agreements to which Adept or any subsidiary is a party that restricts the making of an Acquisition Proposal;

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  approve, endorse or recommend any Acquisition Proposal; or

  •
  approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than certain permitted confidentiality agreements) relating to an Acquisition Proposal (a "Company Acquisition Agreement").

        With respect to the third bullet above, the Adept board of directors is permitted to waive any "standstill" restriction if the Adept board of directors concludes in good faith (after consultation with outside legal counsel) that failing to so waive or provide consent would be inconsistent with the Adept board of directors' exercise of its fiduciary duties to Adept's stockholders under applicable laws.

        Notwithstanding the restrictions described above, at any time prior to the Acceptance Time, Adept and its subsidiaries and Representatives may participate in discussions or negotiations with, or furnish or disclose non-public information with respect to Adept and its subsidiaries to, any person in response to an unsolicited, bona fide written Acquisition Proposal that is submitted after the date of the Merger Agreement and prior to the Acceptance Time if:

  •
  Adept's board of directors determines in good faith (after consultation with outside legal counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably expected to lead to a Superior Proposal (as defined below);

  •
  prior to participating in discussions or negotiations with, or furnishing or disclosing any non-public information to, such person, Adept (i) notifies OMCA of its receipt of such Acquisition Proposal and its intent to take such action and (ii) receives from such person an executed confidentiality agreement containing terms not materially less restrictive than the terms applicable to OMCA under the Confidentiality Agreements described below in "—Confidentiality Agreements"; and

  •
  promptly after furnishing or discussing any non-public information to such person making such Acquisition Proposal or its representatives, Adept makes available to OMCA any such non-public information concerning Adept or any of its subsidiaries that is provided to the person making such Acquisition Proposal or its representatives to the extent such information was not previously provided or made available to OMCA.

        Adept must promptly (and in any event within 24 hours) advise OMCA orally and in writing of (i) any written Acquisition Proposal, (ii) any written request for non-public information relating to Adept or its subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any written inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including, in each case, the identity of the person making any such Acquisition Proposal, inquiry or request and a copy of any such Acquisition Proposal, inquiry or request (or, if made orally, a reasonable description of the material terms of any such Acquisition Proposal, inquiry or request).

        Subject to the qualifications and exceptions outlined below, neither Adept's board of directors nor any committee thereof may:

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  withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, the Adept's board of directors recommendation to Adept's stockholders that Adept's stockholders accept the Offer and tender their Shares pursuant to the Offer (the "Adept Board Recommendation"), in each case, in a manner adverse to OMCA or the Purchaser;

  •
  fail to include the Adept Board Recommendation in the Schedule 14D-9;

  •
  if a tender or exchange offer for shares of capital stock of Adept that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender or exchange offer by the stockholders of Adept (including by taking no position with respect to the acceptance of such tender or exchange offer by the stockholders of Adept) within ten business days after commencement thereof; or

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  approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise publicly declare advisable, any Acquisition Proposal or Company Acquisition Agreement (each an "Adverse Recommendation Change").

        Notwithstanding the above, at any time prior to the Acceptance Time, the Adept board of directors may effect an Adverse Recommendation Change with respect to an Acquisition Proposal if:

  •
  such Acquisition Proposal was not solicited by Adept or caused by Adept to have been solicited, in each case, following the date of the Merger Agreement in violation of the Merger Agreement;

  •
  Adept provides OMCA with a written notice indicating that Adept, acting in good faith, believes that such Acquisition Proposal constitutes a Superior Proposal and, therefore, plans to conduct a meeting of the Adept board of directors for the purpose of considering whether such Acquisition Proposal constitutes a Superior Proposal, which notice will be delivered to OMCA at least three business days prior to the date of such meeting of the Adept board of directors and will include a copy of such Acquisition Proposal (or, if made orally, a reasonable description of the material terms of such Acquisition Proposal);

  •
  during such three business day period, Adept will, and will cause its Representatives to, negotiate with OMCA in good faith (to the extent OMCA desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal will cease to constitute a Superior Proposal;

  •
  the Adept board of directors makes the determination that such Acquisition Proposal (after taking into account any adjustment to the terms and conditions of the Merger Agreement proposed by OMCA in response to such proposal) constitutes a Superior Proposal; and

  •
  the Adept board of directors concludes in good faith (after consultation with outside legal counsel) that failing to make an Adverse Recommendation Change with respect to such Acquisition Proposal would be inconsistent with the Adept board of directors' exercise of its fiduciary duties to Adept's stockholders under applicable laws.

        Upon any amendment to the financial terms or any other material amendment of an Acquisition Proposal, Adept must promptly (and in any event within 24 hours) provide a new notice to OMCA describing such amendment and the obligations set forth in bullets three and four shall continue for at least two business days after delivery to OMCA of such notice (and, if necessary, the Adept board of directors meeting must be postponed to accommodate such additional negotiation period).

        The Merger Agreement does not prevent Adept or Adept's board of directors from:

  •
  taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer); or

  •
  making any disclosure to Adept's stockholders if, in the good faith judgment of the Adept board of directors, after consultation with outside legal counsel, failure to disclose such information would violate its obligations under applicable law.

        For purposes of the Merger Agreement:

  •
  "Acquisition Proposal" means any inquiry, proposal or offer from any person or group of persons other than OMCA or one of its subsidiaries for (i) a merger, reorganization, consolidation, tender offer, exchange offer, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of Adept or any subsidiary or subsidiaries of Adept whose business constitutes 15% or more of the net revenues, net income or assets of Adept and its subsidiaries, taken as a whole (for the 12-month period ending on the last day of Adept's most recently completed fiscal quarter), or (ii) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities or consolidated total assets of Adept and its subsidiaries, in each case, other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

  •
  "Superior Proposal" means any bona fide, written Acquisition Proposal that Adept did not solicit or cause to be solicited following the date of the Merger Agreement in violation of the Merger Agreement (i) on terms which the Adept board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, to be more favorable from a financial point of view to the stockholders of Adept than the Offer, the Merger and the other transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions proposed by OMCA in response to such proposal), taking into account all the terms and conditions and legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and (ii) that the Adept board of directors believes is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that for purposes of the definition of "Superior Proposal," the references in the definition of "Acquisition Proposal" to "15%" are replaced by "50%".

        Indemnification; Exculpation; Insurance.    From the effective time through the sixth anniversary of the date on which the effective time occurs, OMRON and OMCA agreed, and agreed to cause the surviving corporation to, indemnify and hold harmless each present (as of the effective time) and former officer, director or employee of Adept and its subsidiaries (collectively, the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including reasonable attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director or employee of Adept or any of its subsidiaries or (ii) matters existing or occurring at or prior to the effective time (including the Merger Agreement and the transactions and actions contemplated thereby), whether asserted or claimed prior to, at or after the effective time, in each case, to the fullest extent and in the manner permitted by the DGCL and Adept's certificate of incorporation (the "Adept Charter") and bylaws (the "Adept Bylaws") as of the date of the Merger Agreement.

        In the event of any such action, (i) each Indemnified Party is entitled to advancement of expenses incurred in the defense of any action from OMCA or the surviving corporation to the fullest extent and in the manner permitted by the DGCL and the Adept Charter and Adept Bylaws as of the date of the Merger Agreement (provided that any Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is determined that such Indemnified Party is not entitled to indemnification), (ii) neither OMCA nor the surviving corporation will settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the surviving corporation will cooperate in the defense of any such matter.

        OMRON, OMCA and Adept agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time and rights to advancement of expenses relating thereto existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of Adept and its subsidiaries or in any indemnification agreement between such Indemnified Party and Adept or any of its subsidiaries will survive the Merger and continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable law, and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

        For a period of six years from the effective time, OMCA agreed to either (i) cause to be maintained in effect the current policies of directors' and officers' liability insurance, fiduciary liability insurance and employee practices liability insurance maintained by Adept and its subsidiaries or (ii) cause to be provided substitute policies or purchase or cause the surviving corporation to purchase, a "tail policy," in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the effective time, provided that, after the effective time, OMCA will not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by Adept, but in such case will purchase as much coverage as reasonably practicable for such amount.

        Employee Benefits.    For not less than one-year following the effective time, OMCA agreed to cause the surviving corporation and each of its subsidiaries to maintain the severance-related provisions of any written employment contract in effect as of the date of the Merger Agreement and to provide 100% of the severance payments and benefits required thereunder to be provided to any Adept employee party to any such written employment contract whose employment with Adept is terminated during that 12-month period.

        OMCA agreed to, and agreed to cause the surviving corporation to, give Adept employees full credit for purposes of eligibility and vesting and benefit accruals, under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Adept employees as of and after the effective time by OMCA, its subsidiaries or the surviving corporation for the Adept employees' service with Adept, its subsidiaries and their predecessor entities to the same extent recognized by Adept immediately prior to the effective time.

        From and after the effective time, OMCA agreed to honor, and to cause its subsidiaries to honor, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement (excluding any equity-based plan, program or agreement) of or between Adept or any of its subsidiaries and any officer, director or employee of that company, (ii) all obligations in effect as of the effective time under any bonus or bonus deferral plans, programs or agreements of Adept or its subsidiaries and (iii) all obligations in effect as of the effective time pursuant to outstanding restoration plans, programs or agreements (excluding any equity-based plan, program or agreement), and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of Adept or its subsidiaries.

        Company Indebtedness.    As of the Acceptance Time, Adept will, with OMCA's cooperation and at OMCA's expense, use its commercially reasonable efforts to take such actions as are necessary and appropriate to obtain at the Acceptance Time pay-off letters in a form reasonably satisfactory to OMCA evidencing the amount necessary to pay-off, at the Acceptance Time, all existing indebtedness and other obligations under the Loan and Security Agreement, dated as of June 9, 2014, by and between Adept and its lender. At or prior to the Acceptance Time, OMCA has agreed to pay, or to cause one of its subsidiaries to pay, on behalf of Adept, the pay-off amount under the Loan and Security Agreement with Adept's lender.

        Public Announcements.    Adept and OMCA agreed to issue an initial joint press release relating to the Merger Agreement and thereafter to consult with each other before issuing, and provide each other the opportunity to review, comment on and concur with, any press release or other public statement with respect to the Offer and the Merger.

        Stockholder Litigation.    Subject to any fiduciary duties of the Adept board of directors or the board of directors of any subsidiary of Adept, Adept agreed to consult with OMCA in Adept's defense or settlement of any stockholder litigation (other than any litigation or settlement where the interests of Adept are, or would reasonably be expected to be, adverse to those of OMCA) against Adept and/or any of its directors or officers relating to the transactions contemplated by the Merger Agreement, provided that Adept may not settle, compromise or enter into an agreement regarding any settlement or compromise of any stockholder litigation relating to the transactions contemplated by the Merger

Agreement requiring (i) the payment of any amount in excess of the amount set forth in the disclosure letter accompanying the Merger Agreement, (ii) the acceptance of any liability, or (iii) the admission of any violations of law by Adept or its subsidiaries, in each case, without the prior written consent of OMCA (which OMCA may not unreasonably withhold, condition or delay).

        Adept Employee Stock Purchase Plan.    On or prior to the date of the Merger Agreement, Adept agreed to cause the Adept Employee Stock Purchase Plan to be suspended as of the date of the Merger Agreement so that as of such date all contributions under any current offering period will cease. Adept agreed to take all actions necessary to terminate the Adept Employee Stock Purchase Plan immediately prior to the Acceptance Time.

        Conditions to the Merger.    The respective obligations of OMRON, OMCA, the Purchaser and Adept to effect the Merger are subject to the satisfaction at or prior to the effective time of the following conditions:

  •
  any applicable waiting period (and any extension thereof) under the HSR Act must have expired or been terminated, and any approvals or consents required under Foreign Antitrust Laws must have been granted or provided;

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  no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition under applicable law may be in effect, and no law may have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the Merger; and

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  the Purchaser must have accepted for payment, or caused to be accepted for payment, all Shares validly tendered (and not withdrawn) pursuant to the Offer.

        Termination.    The Merger Agreement may be terminated at any time prior to the effective time:

  •
  by mutual written consent of OMCA and Adept;

  •
  by either OMCA or Adept:

  •
  if (i) the Offer has expired or been terminated in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer, (ii) the Purchaser has willfully failed to commence the Offer within 30 days after the date of the first public announcement of the execution and delivery of the Merger Agreement in violation of the Merger Agreement or (iii) the Acceptance Time has not occurred on or before the date that is 120 days following the date of the Merger Agreement (provided that, (a) in the event that on such date, all of the conditions to the Offer described below under "—Conditions of the Offer" have been satisfied or waived by OMCA and the Purchaser, other than the condition relating to antitrust matters described below under "—Conditions of the Offer", such date will automatically be extended for an additional 60 days (such date, as may be so extended, the "Outside Date") and (b) any breach of the Merger Agreement by the terminating party has not been the primary cause of the failure of the Acceptance Time to have occurred on or prior to the Outside Date); or

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  if (i) a law has been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity of competent jurisdiction remaining in effect prohibiting or making illegal the consummation of the Offer or the Merger or (ii) any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action permanently restraining, enjoining, making illegal or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action has become final and nonappealable;

  •
  by OMCA, at any time prior to the Acceptance Time, if:

  •
  all of the following have occurred: (i) Adept has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement or any of its representations and warranties set forth in the Merger Agreement have become untrue, (ii) such breach or failure to perform or to be true, either individually or in the aggregate, would result in the failure of a condition to the Offer described below under "—Conditions of the Offer" to be satisfied, (iii) OMCA has notified Adept of such breach, and (iv) such breach has not been cured prior to the earlier of the Outside Date or 30 days after receipt of notice; or

  •
  (i) the Adept board of directors has effected an Adverse Recommendation Change or (ii) Adept has committed a willful and material breach of its obligations described above under "—Acquisition Proposals; Recommendation."

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  by Adept, at any time prior to the Acceptance Time, if:

  •
  all of the following have occurred: (i) OMCA has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement or any of its representations and warranties set forth in the Merger Agreement have become untrue, (ii) such breach or failure of such representations and warranties to be true and correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect on OMCA, (iii) Adept has notified OMCA of such breach, and (iv) such breach has not been cured prior to the earlier of the Outside Date or 30 days after receipt of notice; or

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  in order to accept a Superior Proposal, but only if Adept has complied in all material respects with its obligations described above under "—Acquisition Proposals; Recommendation" with respect to such Superior Proposal (and any Acquisition Proposal that gave rise thereto), and provided that Adept must concurrently with or immediately following such termination enter into the definitive Company Acquisition Agreement with respect to the Superior Proposal and pay the Termination Fee.

        Effect of Termination.    In the event of any valid termination of the Merger Agreement, the Merger Agreement will immediately become null, void and, subject to the following exceptions, will have no further effect, without liability or obligation on the part of OMCA, the Purchaser or Adept. However, the Confidentiality Agreement, dated May 29, 2015, between OMCA and Adept (as amended by the Merger Agreement), and certain provisions to the Merger Agreement will survive the termination. Further, no such termination will relieve any party from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud, in which case the non-breaching party will be entitled to all rights and remedies available at law or in equity and will be entitled to recover court costs and reasonable attorneys' fees in addition to any other relief to which it may be entitled.

        Termination Fees.    Adept has agreed to pay OMCA a termination fee of 3.5% of the total equity value (on a fully-diluted basis) implied by the Offer Price (the "Termination Fee") if:

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  the Merger Agreement is terminated by Adept in order to accept a Superior Proposal;

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  the Merger Agreement is terminated by OMCA because (i) the Adept board of directors has effected an Adverse Recommendation Change or (ii) Adept has committed a willful and material breach of its obligations described above under "—Acquisition Proposals; Recommendation"; or

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  the Merger Agreement is terminated by either OMCA or Adept because:

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  the Offer has expired or been terminated in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer,

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  the Purchaser has willfully failed to commence the Offer within 30 days after the date of the first public announcement of the execution and delivery of the Merger Agreement, or

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  OMCA or Adept has terminated the Merger Agreement as a result of the Acceptance Time not having occurred on or prior to the Outside Date and (i) at any time after the date of the Merger Agreement and prior to the termination of the Merger Agreement, an Acquisition Proposal has been communicated to the Adept board of directors or any executive officer of Adept or has been publicly announced or publicly made known to the stockholders of Adept and, in either case, has not been withdrawn prior to such termination and (ii) within 12 months after such termination, Adept enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal (provided, that, for these purposes, the references in the definition of "Acquisition Proposal" to "15%" are replaced by "50%").

        In circumstances where the Termination Fee is payable in accordance with the Merger Agreement, the parties to the Merger Agreement agreed that the payment of the Termination Fee after a valid termination of the Merger Agreement will be deemed a liquidated damages clause and will be the sole and exclusive remedy available for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform under the Merger Agreement, provided that payment of the Termination Fee will not relieve any party from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud, in which case the non-breaching party will be entitled, in addition to the Termination Fee, to all rights and remedies available at law or in equity and will be entitled to recover court costs and reasonable attorneys' fees in addition to any other relief to which it may be entitled.

        Enforcement of Agreement.    The parties to the Merger Agreement agreed that irreparable damage would occur in the event that the parties do not perform the provisions of the Merger Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of the Merger Agreement, each party is entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware. Each party to the Merger Agreement agreed to waive (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

        Expenses.    Other than as required by the provisions described above or in the Merger Agreement, all costs and expenses incurred by the parties to the Merger Agreement will be paid by the party incurring such costs and expenses.

        Guarantee.    OMRON and OMCA agree to take all action necessary to cause OMCA (in the case of OMRON), the Purchaser or the surviving corporation, as applicable, to perform all of its respective agreements, covenants and obligations under the Merger Agreement. OMRON unconditionally guarantees to Adept the full and complete performance by OMCA, and OMCA unconditionally guarantees to Adept the full and complete performance by the Purchaser or the surviving corporation, as applicable, in each case of its respective obligations under the Merger Agreement and agrees to be liable for any breach of any representation, warranty, covenant or obligation of the Purchaser or the surviving corporation, as applicable, under the Merger Agreement.

  Tender Agreements

        In connection with the Merger Agreement, all of the members of Adept's board of directors and executive officers, as well as Hale Capital Management, LP and certain of its affiliates (collectively, the "Supporting Stockholders"), entered into tender and support agreements, dated as of September 16, 2015, with OMCA and the Purchaser, which we collectively refer to as the "Tender Agreements." Hale Capital Management, LP is an investment group with which Mr. Martin M. Hale, Jr., a director of Adept, is associated. The following summary of certain provisions of the Tender Agreements is qualified in its entirety by reference to the forms of Tender Agreement themselves, which are incorporated herein by reference. We have filed copies of the two forms of Tender Agreement as exhibits to the Schedule TO. Stockholders and other interested parties should read the forms of Tender Agreements in their entirety for a more complete description of the provisions summarized below. Pursuant to the Tender Agreements, the Supporting Stockholders have agreed to tender in the Offer 1,357,264 Shares, representing approximately 9.30% of the Shares outstanding on September 21, 2015.

        Pursuant to the Tender Agreements, each of the Supporting Stockholders agreed to tender in the Offer any Shares he or she holds, including Shares acquired after September 16, 2015, promptly following the commencement of the Offer, and in any event no later than the 10th business day following the commencement of the Offer. Each of the Supporting Stockholders has also agreed not to withdraw his or her Shares from the Offer at any time while (i) the Merger Agreement remains in effect, (ii) the Offer remains in effect, or (iii) the Tender Agreement remains in effect.

        In the Tender Agreements, each of the Supporting Stockholders represented and warranted that he or she:

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  is the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of the Shares covered by the Tender Agreement and has good and marketable title to all of such Shares free and clear of any liens, proxies, voting trusts or agreements, options or rights, understandings or arrangements inconsistent with the Tender Agreement or the transactions contemplated thereby, or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Shares (other than as created by the Tender Agreement or any applicable restrictions on transfer under the Securities Act of 1933 or any state securities law); and

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  has the sole voting power with respect to all of the Shares covered by the Tender Agreement, and sole power of disposition, sole power to issue instructions with respect to the matters set forth in Articles I and Article IV of the Tender Agreement and sole power to agree to all of the matters set forth in the applicable Tender Agreement, in each case with respect to all of the Shares covered by the Tender Agreement.

        Nothing in the Tender Agreements limits a Supporting Stockholder from fulfilling his or her duties and obligations as a director or officer, as applicable, of Adept.

        The Tender Agreements, and all rights and obligations of OMCA, the Purchaser and the Supporting Stockholders under the Tender Agreements, except for certain customary provisions that survive termination, will terminate on the earliest of:

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  the valid termination of the Merger Agreement in accordance with its terms;

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  the effective time of the Merger; and

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  the mutual written consent of the parties to terminate the Tender Agreements; or

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  the date of any modification, waiver or amendment of the Merger Agreement in a manner that reduces the amount or changes the form of consideration payable thereunder to a Supporting Stockholder.

  Confidentiality Agreements

        The following summary of certain provisions of the confidentiality agreements are qualified in their entirety by reference to the confidentiality agreements themselves, which are incorporated herein by reference and copies of which have been filed with the SEC as exhibits to the Schedule TO. Stockholders and other interested parties should read the confidentiality agreements in their entirety for a more complete description of the provisions summarized below.

        2014 Confidentiality Agreement.    Omron Electronics, LLC, a Delaware limited liability company and an affiliate of OMCA and OMRON ("OE"), and Adept entered into a Mutual Non-Disclosure Agreement, dated November 7, 2014 ("2014 Confidentiality Agreement"), to permit the exchange of confidential information in connection with the parties' evaluation of a possible negotiated strategic transaction. Pursuant to the 2014 Confidentiality Agreement, subject to certain customary exceptions, OE and Adept agreed to keep confidential all Confidential Information (as defined in the 2014 Confidentiality Agreement) furnished by the other. OE and Adept also agreed that the Confidential Information furnished by one party to the other would be used solely for the purpose of discussing and/or evaluating a prospective business agreement or transaction. OE was specifically permitted to share Confidential Information furnished to it by Adept with OMCA and OMRON. If requested by the other party, each of Adept and OE is required to promptly return to the other, or destroy if requested by the other, all documents and other tangible and intangible materials representing the other's Confidential Information and all copies thereof.

        2015 Confidentiality Agreement.    OMCA and Adept entered into a confidentiality agreement, dated May 29, 2015 ("2015 Confidentiality Agreement" and together with the 2014 Confidentiality Agreement, the "Confidentiality Agreements"), to permit the exchange of confidential information in connection with the parties' evaluation of a possible negotiated strategic transaction that resulted in the Offer. Pursuant to the 2015 Confidentiality Agreement, subject to certain customary exceptions, OMCA agreed to keep, and cause its representatives to keep, confidential all Evaluation Material (as defined in the 2015 Confidentiality Agreement) furnished by Adept or its representatives to OMCA or its representatives. OMCA also agreed that the Evaluation Material furnished to OMCA will be used solely for the purpose of evaluating, negotiating and potentially consummating the potential transaction that resulted in the Offer. If requested by Adept, OMCA is required to promptly, at its own election, either to return to Adept at OMCA's own expense or destroy all copies of the Evaluation Material furnished to OMCA and its representatives under the 2015 Confidentiality Agreement, including expunging all Evaluation Material furnished to OMCA and its representatives from any computer or other storage media or device containing such information, except from back-up media created pursuant to automatic archiving or back-up procedures on secured central storage servers and which cannot reasonably be expunged. In addition, OMCA agreed, subject to certain customary exceptions, to keep confidential the fact that any Evaluation Material was made available to OMCA and its representatives, and that any discussions of a potential negotiated transaction were taking or had taken place.

        The 2015 Confidentiality Agreement includes a standstill provision. Under the standstill provision, OMCA agreed that, among other things and for a period of one year from the date of the 2015 Confidentiality Agreement, subject to earlier termination in specified circumstances, neither OMCA nor its affiliates will, directly or indirectly, without Adept's prior consent:

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  effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any securities (or beneficial ownership thereof) or assets of Adept or any of its affiliates, including rights or options to acquire such ownership or any other securities, rights or interests, including without limitation, options, swaps, derivatives or convertibles or other similar instruments, whether real or synthetic, that give OMCA the right to vote or to direct the voting of any securities of Adept or otherwise convey the economic interest of beneficial ownership of any securities of Adept; (B) any tender or exchange offer, merger or other business combination involving Adept or any of its affiliates; (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Adept or any of its affiliates; or (D) any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 of Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) or consents to vote any voting securities of Adept or any of its affiliates;

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  form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any voting securities of Adept or any of its affiliates or otherwise act in concert with any person in respect of any such securities;

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  otherwise act, alone or in concert with others to seek to control or change the management, board of directors or governing instruments of Adept or any of its affiliates; or

  •
  make any public disclosure, or take any action that would force (based on the advice of outside legal counsel) Adept, any of its affiliates or any other person to make any public disclosure, with respect to the matters set forth in the 2015 Confidentiality Agreement;

        The 2015 Confidentiality Agreement includes a no solicitation and no hire provision. Pursuant to this provision, subject to certain customary exceptions OMCA agreed that, among other things and for a period of one year from the date of the 2015 Confidentiality Agreement, OMCA would not employ or solicit for employment any officer or employee of Adept about whom OMCA received Evaluation Material as a result of its evaluation of a potential transaction that resulted in the Offer, or of whom OMCA became aware as part of its evaluation of a potential transaction that resulted in the Offer.

14.  Conditions of the Offer

        Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, to pay for any Shares tendered pursuant to the Offer if, prior to or at the Expiration Date:

  •
  the Minimum Condition has not been satisfied;

  •
  either or both (i) the applicable waiting period under the HSR Act has not expired or been terminated, or (ii) any approvals or consents required under the Foreign Antitrust Laws have not been granted or provided (which we refer to collectively as the "Antitrust Condition");

  •
  any Governmental Entity or court of competent jurisdiction has issued an order, decree, injunction or ruling that is continuing in effect or taken any other action (whether temporary, preliminary or permanent in nature) restraining, enjoining, making illegal or otherwise prohibiting the Offer, the Merger or the other transactions contemplated by the Merger Agreement; provided that the Purchaser will nonetheless be obligated to purchase the Shares if any of OMRON, OMCA or the Purchaser has committed a willful and material breach of its obligations set forth in Section 6.6(a) of the Merger Agreement to contest, appeal or seek to have removed such order, decree, injunction, ruling or other action;

  •
  any Law has been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that is continuing in effect and that, in any such case, prohibits or makes illegal the making of the Offer, the acceptance for payment of any Shares by OMCA, the Purchaser or any other affiliate of OMCA, or the consummation of the Merger;

  •
  since September 16, 2015, there has occurred any event, change, circumstance, occurrence or effect (or combination thereof) that is continuing and that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in Section 13—"Merger Agreement; Other Agreements");

  •
  Adept has breached or failed to comply in any material respect with its obligations, covenants or agreements under the Merger Agreement and such breach or failure has not been cured;

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  (i) the representations and warranties of Adept set forth in Section 4.2(a), Section 4.3 and Section 4.19 (solely with respect to the DGCL) of the Merger Agreement shall not be true and correct in all respects as of the date of the Merger Agreement or as of and as though made on the Expiration Date, except for any failure of any of the representations and warranties of Adept set forth in Section 4.2(a) and Section 4.3 of the Merger Agreement to be so true and correct that, individually or in the aggregate, are immaterial in nature and amount; or (ii) any other representation or warranty of Adept contained in the Merger Agreement (without giving effect to any references to any Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall not be true and correct in any respect as of the date of the Merger Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Material Adverse Effect (as defined in Section 13—"Merger Agreement; Other Agreements"), and, in the case of Section 4.15(a)(ii) of the Merger Agreement, a material adverse effect on the assets (taken as a whole), business, results of operations or financial condition of OMRON or OMCA and their respective Subsidiaries, taken as a whole, excluding, for purposes of this provision, the Surviving Corporation and its Subsidiaries;

  •
  OMCA and the Purchaser have not received a certificate of an executive officer of Adept, dated as of the scheduled Expiration Date, certifying that none of the conditions set forth in the two bullet points immediately preceding this bullet point exist or have occurred and are continuing as of the Expiration Date; or

  •
  the Merger Agreement has been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of the Purchaser and OMCA and may be asserted by the Purchaser or OMCA regardless of the circumstances giving rise to such condition, in whole or in part at any applicable time or from time to time in their sole discretion. The foregoing conditions are in addition to, and not a limitation of, the right of OMCA and the Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. All conditions (except for the Minimum Condition) may be waived by OMCA or the Purchaser in their sole discretion in whole or in part at any applicable time or from time to time, in each case, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. Any reference in this Offer to Purchase or the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is waived. The failure of OMCA or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        Any capitalized term used in this Section 14—"Conditions of the Offer" and not otherwise defined in this Offer to Purchase shall have the meaning set forth in the Merger Agreement.

15.  Certain Legal Matters

        Except as described in this Section 15, based on information provided by Adept, none of Adept, the Purchaser, OMCA or OMRON is aware of any license or regulatory permit that appears to be material to the business of Adept that might be adversely affected by the Purchaser's acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action, except as described below under "—Business Combination Statutes." Except as otherwise described in this Offer to Purchase, although the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to Adept's business or that certain parts of Adept's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

        Business Combination Statutes.    Adept is incorporated under the laws of the State of Delaware and therefore is subject to the provisions of Section 203 of the DGCL (the "Business Combination Provisions"), which impose certain restrictions upon business combinations involving Adept. The following description is not complete and is qualified in its entirety by reference to the provisions of the Business Combination Provisions. In general, the Business Combination Provisions prevent a Delaware corporation from engaging in a "business combination" (which is defined to include a variety of transactions, including mergers) with an "interested stockholder" for a period of three years following the time such person became an interested stockholder unless:

  •
  prior to such time the board of directors of the corporation approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        For purposes of the Business Combination Provisions, the term "interested stockholder" generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person.

        A Delaware corporation may elect not to be covered by the Business Combination Provisions in its original certificate of incorporation or through an amendment to its certificate of incorporation or bylaws approved by its stockholders. An amendment electing not to be governed by the Business Combination Provisions is not effective until 12 months after the adoption of such amendment and does not apply to any business combination between a Delaware corporation and any person who became an interested stockholder of such corporation on or prior to such adoption.

        Neither Adept's certificate of incorporation nor bylaws excludes Adept from the coverage of the Business Combination Provisions. Upon completion of the Offer, OMRON, OMCA and the Purchaser could collectively be deemed to be an "interested stockholder" for purposes of the Business Combination Provisions and, absent prior approvals by Adept's board of directors, the Business Combination Provisions could prohibit completion of the Merger for a period of three years following completion of the Offer. However, Adept's board of directors approved the execution of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Accordingly, OMRON, OMCA and the Purchaser do not believe that the Business Combination Provisions, or any similar business combination laws or regulations of any other state, will apply to the Offer or the Merger.

        A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger, other than the Business Combination Provisions. We reserve the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase, nor any action that we take in connection with the Offer, is intended as a waiver of that right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such a governmental authority sought or obtained an injunction seeking to prevent our purchase of Shares in the Offer, we might be unable to accept for payment or pay for Shares tendered in the Offer or be delayed in completing the Offer. In that case, we may not be obligated to accept for payment, or pay for, any Shares tendered.

        Stockholder Approval Not Required.    Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if the merger is effected pursuant to a merger agreement providing for certain requirements to be met, including that (a) the acquiring company commences a tender offer for any and all of the outstanding stock entitled to vote on a merger of the company to be acquired (other than stock owned by the company, the acquirer making such tender offer, the person that owns the acquirer and any subsidiaries of the foregoing), and (b) following the consummation of such tender offer, the acquiring company has irrevocably accepted for purchase a number of shares of stock that, together with any stock otherwise owned by the acquirer, equals at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Adept will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Adept. As soon as practicable following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, pursuant to Section 251(h) of the DGCL, OMRON, OMCA, the Purchaser and Adept will effect the Merger without a vote of stockholders of Adept in accordance with Section 251(h) of the DGCL.

  Antitrust Matters

        The Offer is subject to the Antitrust Condition, which provides that the applicable waiting period under the HSR Act has expired or been terminated and any approvals or consents required in respect of the transactions contemplated by the Merger Agreement under Foreign Antitrust Laws shall have been granted or provided. The applicable antitrust regulations to the Offer and Merger are discussed in turn below. OMRON, OMCA, the Purchaser and Adept are not aware of any approval or consent required under any Foreign Antitrust Laws, except under the German Act Against Restraints of Competition discussed below.

        Compliance with HSR Act.    Pursuant to the Merger Agreement, Adept, the Purchaser, OMCA and OMRON will use their reasonable best efforts to, as promptly as practicable following the date of the Merger Agreement, and in any event no later than September 30, 2015, cause to be filed by each of OMRON, OMCA the Purchaser and Adept with the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") a Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act in connection with the purchase of the Shares in the Offer and the Merger (the "HSR Filing"). Each HSR Filing was made on September 22, 2015. Under the provisions of the HSR Act applicable to the Offer and the Merger, the waiting period under the HSR Act applicable to the Offer and the Merger will expire at 11:59 p.m., New York City time, on the 15th calendar day following the HSR Filing, unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Adept, OMRON, OMCA or the Purchaser. If such a request is made, the waiting period will expire at 11:59 p.m., New York City time, on the 10th calendar day after substantial compliance with such request. If the waiting periods noted above would expire on a Saturday, Sunday or legal public holiday, the waiting period will instead expire at 11:59 p.m., New York City time, on the next business day. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay the transaction while such negotiations continue. The Purchaser is not required to accept for payment Shares tendered in the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have expired or been terminated. See Section 14—"Conditions of the Offer."

        The FTC and the DOJ scrutinize the legality under the US Antitrust Laws (as defined below) of transactions such as the Purchaser's acquisition of Shares in the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, either the DOJ or the FTC (whichever agency reviews the transaction) could take such action under the US Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares in the Offer or, in the absence of an injunction, otherwise seeking divestiture of Shares acquired by the Purchaser, divestiture of substantial assets, businesses or business lines of Adept and/or OMRON, or their respective subsidiaries, and/or other remedies including behavioral relief. Private parties, as well as state governments, may also bring legal action under the US Antitrust Laws under certain circumstances. There can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result.

See Section 14—"Conditions of the Offer" for certain conditions of the Offer, including conditions with respect to litigation and certain government actions.

        As used in this Offer to Purchase, "US Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

        Compliance with German Act Against Restraints of Competition.    The Offer and the Merger are subject to the German Act Against Restraints of Competition. As a result, each of OMRON, OMCA the Purchaser and Adept are required to notify the German Federal Cartel Office (the "FCO") of the Offer and the Merger by filing a joint notification or submitting a notification in coordination with the other parties. Upon receipt by the FCO of the notification, the FCO is required to investigate, within a period of one month ("Phase I"), whether the concentration resulting from the Offer and the Merger could result in a significant impediment to effective competition, in particular by creating or strengthening a dominant position. At the end of Phase I, the FCO determines whether the Offer and the Merger will be cleared unconditionally, or, alternatively, that an extended investigation ("Phase II") is required. The one-month Phase I deadline cannot be extended; however, the FCO may institute Phase II proceedings at any time during Phase I if it does not have sufficient time to evaluate the Offer and the Merger prior to the end of Phase I. If, at the end of Phase I, the FCO fails to notify the parties that it has either cleared the Offer and the Merger or instituted Phase II proceedings, the Offer and the Merger will be deemed to be cleared. Pursuant to the Merger Agreement, Adept, the Purchaser, OMCA and OMRON will use their reasonable best efforts to, as promptly as practicable following the date of the Merger Agreement, and in any event no later than September 30, 2015, to file with the FCO a joint notification in connection with the Offer and the Merger. Such notification was filed on September 22, 2015. The Phase I period with respect to the Offer will expire one month after the date of such filing, unless the FCO institutes Phase II proceedings prior to that time.

        If the FCO institutes Phase II proceedings, it is required to either clear or prohibit the Offer and the Merger within four months following receipt of the notification referred to above, subject to extensions with consent of Adept, the Purchaser, OMCA and OMRON. The FCO may grant clearance subject to conditions and obligations. If Adept, the Purchaser, OMCA and OMRON offer to implement remedies during Phase II in order to address concerns raised by the FCO, the deadline will automatically be extended by one month. While OMCA believes that consummation of the Offer would not violate any Foreign Antitrust Laws, including the German Act Against Restraints of Competition, there can be no assurance that the FCO clears the Merger in Phase I or, if Phase II is initiated, how long the duration and what the outcome of this investigation period will be. See Section 14—"Conditions of the Offer."

16.  Fees and Expenses

        Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in the Offer.

        The Purchaser has retained Computershare Inc. to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse the Depositary for certain reasonable out of pocket expenses and to indemnify the Depositary against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

        The Purchaser has retained Georgeson Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse the Information Agent for certain reasonable out of pocket expenses and to indemnify the Information Agent against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their clients.

17.  Legal Proceedings

        As of the date of this Offer to Purchase, the Purchaser, OMCA and OMRON are not aware of any material pending legal proceeding relating to the Offer or the Merger.

18.  Miscellaneous

        We are making the Offer to all holders of Shares. We are not aware of any states in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such state. If the Purchaser becomes aware of any state in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such state.

        No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Adept has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8—"Certain Information Concerning Adept" and Section 9—"Certain Information Concerning OMRON, OMCA and the Purchaser."

Hoffman Acquisition Corp.

September 23, 2015

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS

        The names of the directors and executive officers of OMRON Corporation ("OMRON"), Omron Management Center of America, Inc. ("OMCA") and Hoffman Acquisition Corp. (the "Purchaser") and their present principal occupations or employment and material employment history for the past five years are set forth below. Unless otherwise indicated, each director or executive officer is a citizen of Japan. The business address of each of the directors and executive officers of OMRON is 801 Minamifudodo-cho, Shiokoji Horikawa, Shimogyo-ku, Kyoto 600-8530, Japan and the business address of each of the directors and executive officers of OMCA and the Purchaser is 2895 Greenspoint Parkway, Suite 100, Hoffman Estates, IL 60169.

OMRON Directors and Executive Officers

Name	Position
Fumio Tateishi	Chairman of the Board, Director
Yoshihito Yamada	President, Chief Executive Officer, Director
Yoshinori Suzuki	Executive Vice President, Chief Financial Officer, Director
Akio Sakumiya	Executive Vice President, Director
Koji Nitto	Senior Managing Executive Officer, Senior General Manager—Global Strategy HQ, Director
Kazuhiko Toyama	Director
Eizo Kobayashi	Director
Kuniko Nisikawa	Director
Yutaka Miyanaga	Senior Managing Executive Officer, Company President—Industrial Automation Company
Shigeki Fujimoto	Managing Executive Officer, Senior General Manager—Business Development HQ
Kiichiro Miyata	Managing Executive Officer, Chief Technical Officer, Senior General Manager—Technology & Intellectual Property HQ
Katsuhiro Wada	Managing Executive Officer, President and CEO—OMRON Automotive Electronics Co., Ltd.
Shizuto Yukumoto	Managing Executive Officer, Senior General Manager—Environmental Solutions Business HQ
Kenji Matsunami	Managing Executive Officer, Company President—Electronic and Mechanical Components Company
Satoshi Ando	Managing Executive Officer, Senior General Manager—Global Investor Relations & Corporate Communications HQ
Toshio Hosoi	Managing Executive Officer, President and CEO—OMRON SOCIAL SOLUTIONS Co., Ltd.
Isao Ogino	Managing Executive Officer, President and CEO—OMRON HEALTHCARE Co., Ltd.

OMCA Directors and Executive Officers

Name	Position
Nigel Blakeway	Chairman, President, Chief Executive Officer, Director
James P. Eberhart	Director, Treasurer, Senior Vice President—Finance & Administration
Kenneth Blake Thatcher	Director, Vice President, General Counsel
Koji Nitto	Director
Hajime Shimizu	Senior General Manager—Corporate Planning

Purchaser Directors and Executive Officers

Name	Position
Nigel Blakeway	Chairman, President, Chief Executive Officer, Director
James P. Eberhart	Director, Treasurer, Senior Vice President—Finance & Administration
Kenneth Blake Thatcher	Director, Vice President, General Counsel
Koji Nitto	Director
Hajime Shimizu	Senior General Manager—Corporate Planning

        Fumio Tateishi was elected a Director of OMRON and was appointed Executive Vice Chairman of the Board in June 2008. In June 2013 he was appointed Chairman of the Board and presently remains a Director and Chairman. Mr. Tateishi's business address is 2-3-13 Konan, Minato-ku, Tokyo 108-0075, Japan.

        Yoshihito Yamada served as a Managing Executive Officer and Senior General Manager of the Corporate Strategy Planning HQ at OMRON from June 2010 to June 2011. Since June 2011, he has served as a Representative Director, President and Chief Executive Officer. His business address is at OMRON.

        Yoshinori Suzuki served as President and Chief Executive Officer of OMRON Automotive Electronics Co., Ltd. from May 2010 to April 2013. He served as a Senior Managing Executive Officer and Chief Financial Officer of OMRON from April 2013 to June 2013. From June 2013 to June 2014 Mr. Suzuki served as Senior Managing Director of OMRON and Chief Financial Officer. Since June 2014, he has served as a Representative Director, Executive Vice President and Chief Financial Officer of OMRON. His business address is at OMRON.

        Akio Sakumiya served as a Managing Executive Officer of OMRON from June 2010 to June 2011 and as a Senior Managing Director from June 2011 to June 2014. Since June 2014, he has served as a Director and Executive Vice President of OMRON. His business address is at OMRON.

        Koji Nitto served as an Executive Officer and Senior General Manager of the Management Strategy HQ at OMRON Healthcare Co., Ltd. from April 2008 to June 2011. He served as an Executive Officer and Senior General Manager of the Global Resource Management HQ at OMRON from June 2011 to April 2013. From April 2013 to June 2014 Mr. Nitto served as a Managing Executive Officer and Senior General Manager of the Global SCM and IT Innovation HQ at OMRON. Since June 2014, he has served as a Director, Senior Managing Executive Officer and Senior General Manager of the Global Strategy HQ at OMRON. Additionally, Mr. Nitto serves as a Director of OMCA and the Purchaser. His business address is at OMRON.

        Kazuhiko Toyama was appointed President and Chief Executive Officer of Industrial Growth Platform, Inc. in April 2007, capacities in which he still currently serves. Additionally, he has served as a Director of OMRON since June 2007. Mr. Toyama's business address is 9-2 Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-6617, Japan.

        Eizo Kobayashi was elected a Representative Director and appointed Chairman of the Board of ITOCHU Corporation in April 2010. He currently continues to serve as Chairman of the Board of ITOCHU Corporation. Mr. Kobayashi additionally has served as a Director of OMRON since June 2013. His business address is 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo 107-8077, Japan.

        Kuniko Nisikawa established Firststar Healthcare Co. Ltd., in August 2010 and has served as President and Chief Executive Officer thereof since. In June 2013 she was appointed President of Benesse-MCM Corporation, in which capacity she currently serves. Ms. Nisikawa additionally has served as a Director of OMRON since June 2015. Her business address is at 3-201 Yotsuya 4-chome, Shinjuku-ku, Tokyo 160-0004, Japan.

        Yutaka Miyanaga served as an Executive Officer and General Manager of the Corporate Planning Department of the Global Strategy HQ at OMRON from June 2010 to March 2011. From March 2011 to April 2013, he served as an Executive Officer and Senior General Manager of the Global Strategy HQ at OMRON. From April 2013 to June 2014 Mr. Miyanaga served as a Managing Executive Officer and Senior General Manager of the Global Strategy HQ at OMRON. Since June 2014, he has served as a Senior Managing Executive Officer of OMRON and as Company President of Industrial Automation Company. His business address is at OMRON.

        Shigeki Fujimoto served as a Managing Executive Officer of OMRON from June 2010 to April 2011. He was appointed a Senior Managing Executive Officer of OMRON in April 2011 and Senior General Manager of the Business Development HQ at OMRON in April 2015, both capacities in which he still currently serves. Additionally, Mr. Fujimoto served as Company President of Industrial Automation Company from April 2011 until July 2012. His business address is 2-3-13 Konan, Minato-ku, Tokyo 108-0075, Japan.

        Kiichiro Miyata served as President and Chief Executive Officer of OMRON HEALTHCARE Co., Ltd. from May 2010 to April 2015. Since April 2015, he has served as a Managing Executive Officer, Chief Technical Officer and Senior General Manager of the Technology & Intellectual Property HQ at OMRON. Mr. Miyata's business address is 9-1 Kizukawadai, Kizugawa-city, Kyoto 619-0283, Japan.

        Katsuhiro Wada served as an Executive Officer of OMRON Automotive Electronics Co., Ltd. from May 2010 to April 2013. He was appointed a Managing Executive Officer at OMRON, and President and Chief Executive Officer at OMRON Automotive Electronics Co., Ltd. in April 2013, each capacity in which Mr. Wada still currently serves. His business address is 6368 Nenjozaka, Okusa, Komaki, Aichi 485-0802, Japan.

        Shizuto Yukumoto served as an Executive Officer and Senior General Manager of the Environmental Solutions Business HQ at OMRON from March 2012 to March 2014. He remains Senior General Manager of the Environmental Solutions Business HQ and has additionally served as a Managing Executive Officer of OMRON since March 2014. His business address is at OMRON.

        Kenji Matsunami served as President and Chief Executive Officer of OMRON AMUSEMENT Co., Ltd. from March 2009 to April 2014. In April 2014 he was appointed a Managing Executive Officer of OMRON and Company President of Electronic and Mechanical Components Company, each capacity in which he still currently serves. His business address is at OMRON.

        Satoshi Ando served as Corporate Auditor of OMRON from June 2007 to April 2011. From April 2011 to April 2015, he served an Executive Officer and Senior General Manager of the Investor Relations HQ at OMRON. Mr. Ando remains Senior General Manager of the Global Investor Relationship and Corporate Communications HQ and has served as a Managing Executive Officer of OMRON since April 2015. His business address is 2-3-13 Konan, Minato-ku, Tokyo 108-0075, Japan.

        Toshio Hosoi served as President and Chief Executive Officer of OMRON SOFTWARE Co., Ltd. from March 2009 to April 2011. From April 2011 to April 2015 he served as a Managing Director of OMRON SOCIAL SOLUTIONS Co., Ltd. In April 2015, Mr. Hosoi was appointed a Managing Executive Officer of OMRON, and President and Chief Executive Officer of OMRON SOCIAL SOLUTIONS Co., Ltd., each capacity in which he still currently serves. His business address is 2-3-13 Konan, Minato-ku, Tokyo 108-0075, Japan.

        Isao Ogino served as a Managing Director of OMRON HEALTHCARE Co., Ltd. from April 2010 to June 2011. He served as a Director and Senior General Manager of the Management Strategy HQ and Product Planning Strategy HQ of OMRON HEALTHCARE Co., Ltd. from June 2011 to April 2012. From April 2012 to April 2014 Mr. Ogino served as President of Omron Healthcare Inc. From April 2014 to April 2015 he served as an Executive Officer of OMRON and Executive Vice President of OMRON HEALTHCARE Co., Ltd. He was appointed a Managing Executive Officer of OMRON and President and Chief Executive Officer of OMRON HEALTHCARE Co., Ltd. in April 2015, each capacity in which he still currently serves. His business address is 53 Kunotsubo, Terado-cho, Muko, Kyoto 617-0002, Japan.

        Nigel Blakeway served as Senior Manager of the Corporate Planning Department at OMRON, Director and Executive Vice President of OMCA and Vice President of OMRON Asia Pacific PTE. Ltd. from April 2010 to March 2011. From March 2011 to June 2011, he served as Chairman and President of OMRON Management Center of Europe. He served as Chief Executive Officer of OMRON Network Products LLC from April 2012 to April 2014. Mr. Blakeway has served as Chairman, President and Chief Executive Officer of OMCA since being appointed to such capacities in March 2011. Mr. Blakeway has served as an Executive Officer of OMRON since being appointed in June 2011, and as Chairman and Chief Executive Officer of OMRON Electronics, LLC since being appointed in April 2014. Additionally, he has served as Chairman, President, Chief Executive Officer and a Director of the Purchaser since its formation. His business address is at OMCA. He is a citizen of the United Kingdom.

        Hajime Shimizu served as Corporate Planning Manager at Omron Electronic Components LLC from April 1, 2009, to March 31, 2011. Since April 1, 2011, he has served as Senior General Manager of Corporate Planning at OMCA. Additionally, he has served as Senior General Manager of Corporate Planning of the Purchaser since its formation. Mr. Shimizu's address is at OMCA.

        James P. Eberhart served as Treasurer and Vice President of Finance & Administration at OMCA from February 2009 to July 2013. From July 2013 to March 2015 he served as Treasurer and Regional Vice President of Finance & Administration at OMCA. Since April 2014, Mr. Eberhart has served as a Director at OMCA and since March 2015, he has served as Treasurer and Senior Vice President of Finance and Administration at OMCA. Additionally, he has served as a Director, Treasurer and Senior Vice President of Finance and Administration of the Purchaser since its formation. His business address is at OMCA. He is an American citizen.

        Kenneth Blake Thatcher has served as a Director, Vice President and General Counsel of OMCA for the past five years. Additionally, he has served as a Director, Vice President and General Counsel of the Purchaser since its formation. Mr. Thatcher's business address is at OMCA. He is an American citizen.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Adept or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.

If delivering by first class mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	If delivering by certified mail or courier: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street, Suite V Canton, MA 02021

        Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Guidelines for Certification of Taxpayer Identification on Form W-9 may be directed to the Information Agent at the location and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310
Shareholders, Banks and Brokers
Call Toll-Free (800) 561-3947
Or Email: ADEPTOFFER@georgeson.com